 Exhibit 99.1

NUI CORPORATION
(A Subsidiary of AGL Resources Inc.
as of November 30, 2004)

Financial Statements
As of and for the fiscal year ended
September 30, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of NUI Corporation:

In our opinion, the accompanying consolidated balance sheet and statement of capitalization and the related consolidated statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of NUI Corporation (a wholly owned subsidiary of AGL Resources Inc. as of November 30, 2004) and its subsidiaries (the "Company") at September 30, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 14, 2005

NUI Corporation and Subsidiaries Consolidated Balance Sheet (Dollars in thousands)

September 30,
2004
ASSETS
Current Assets
Cash and cash equivalents	$135,767
Accounts receivable (less allowance for doubtful accounts of $2,938)	41,230
Fuel inventories, at average cost	49,886
Derivative assets	20,023
Federal income tax receivable	2,247
Prepayments and security deposits	93,310
Other current assets	3,035
345,498
Property, Plant and Equipment
Property, plant, and equipment	978,159
Accumulated depreciation	(347,633)
Unamortized plant acquisition adjustments, net	12,303
642,829
Other Assets
Regulatory assets	56,220
Investment in and advances to Saltville Gas Storage Company, LLC	32,602
Long-term derivative assets	4,428
Other assets	30,320
123,570

$1,111,897

CAPITALIZATION AND LIABILITIES
Current Liabilities
Notes payable to banks	$500,000
Current portion of capital lease obligations	1,971
Accounts payable and accrued liabilities	52,913
Customer deposits	13,691
Over-recovered purchased gas costs	5,148
State income and other taxes	2,820
Deferred income taxes	7,871
584,414
Other Liabilities
Capital lease obligations	8,174
Deferred income taxes	40,497
Unamortized investment tax credits	2,875
Environmental remediation liability	34,564
Regulatory liabilities	46,195
Other liabilities	26,514
158,819
Commitments and Contingencies (See Note 15)

Capitalization (See accompanying statement)
Common shareholders’ equity	169,575
Long-term debt	199,089
368,664

$1,111,897

See the notes to the consolidated financial statements.

NUI Corporation and Subsidiaries Consolidated Statement of Capitalization (Dollars in thousands)

September 30,
2004
Long-Term Debt
Gas facilities revenue bonds
6.35 percent due October 1, 2022	$46,500
6.40 percent due October 1, 2024	20,000
Variable rate due June 1, 2026	39,000
5.70 percent due June 1, 2032	54,600
5.25 percent due November 1, 2033	40,000
200,100
Unamortized debt discount	(1,011)
199,089

Preferred Stock, 5,000,000 shares authorized; none issued	---

Common Shareholders’ Equity
Common Stock, no par value; shares authorized: 30,000,000; shares outstanding: 15,969,113	280,108
Shares held in treasury, at cost: 218,742	(5,129)
Retained deficit	(104,108)
Unearned employee compensation	(425)
Accumulated other comprehensive loss	(871)
169,575

Total Capitalization	$368,664

See the notes to the consolidated financial statements.

NUI Corporation and Subsidiaries Consolidated Statement of Operations (Dollars in thousands, except per share amounts)

Year Ended
September 30,
2004
Operating Margins
Operating revenues	$587,621
Less - Purchased gas and fuel	356,269
Cost of sales and services	13,406
Energy taxes	13,963
203,983

Other Operating Expenses
Operations and maintenance	150,938
Impairment loss	21,072
Restructuring costs	2,927
Depreciation and amortization	36,405
Taxes, other than income taxes	8,752
220,094

Operating Loss	(16,111)

Other Income (Expense) and Interest Charges
Equity in earnings of Saltville Gas Storage Company, LLC	1,057
Impairment loss on investment in Saltville Gas Storage Company, LLC	(13,178)
Other income, net	4,275
Interest expense	(42,231)
Loss on extinguishment of debt	(11,361)
Allowance for borrowed funds used during construction	282
(61,156)

Loss from Continuing Operations before Income Taxes	(77,267)

Income tax benefit	(24,361)

Loss from Continuing Operations	(52,906)

Discontinued Operations
Loss from discontinued operations	(1,089)
Income tax expense	1,162
Loss from Discontinued Operations	(2,251)

Net Loss	$(55,157)

Basic and Diluted Loss from Continuing Operations
Per Share of Common Stock	$(3.31)

Basic and Diluted Net Loss Per Share of Common Stock	$(3.45)

Dividends Per Share of Common Stock	$0.375

Weighted Average Number of Shares of
Common Stock Outstanding	15,974,388

See the notes to the consolidated financial statements.

NUI Corporation and Subsidiaries
Consolidated Statement of Shareholders’ Equity
(Dollars in thousands)

	Common Stock
	Shares Out-standing	Paid-in Amount	Held in Treasury	Unearned Employee Compen- sation	Retained Deficit	Accumulated Other Comprehen-sive Loss	Total

Balance, September 30, 2003	16,025,259	$288,620	$(5,320)	$(3,589)	$(48,951)	$(645)	$230,115
Comprehensive loss:
Net loss					(55,157)		(55,157)
Derivative hedges, net of taxes of $527						(759)	(759)
Minimum pension liability, net of taxes of $370						533	533
Comprehensive loss							(55,383)
Common stock issued
-Employee benefit plans	22,727	337		269			606
Directors stock options		26					26
Treasury stock transactions	15,470		191				191
Cash dividends[1]		(5,980)					(5,980)
Forfeitures of restricted stock	(94,343)	(2,895)		2,895			---

Balance, September 30, 2004	15,969,113	$280,108	$(5,129)	$(425)	$(104,108)	$(871)	$169,575

[1]	Common stock dividends declared and paid to NUI shareholders were deducted from paid-in-capital since the company has accumulated net losses.

See the notes to the consolidated financial statements.

NUI Corporation and Subsidiaries Consolidated Statement of Cash Flows (Dollars in thousands)
Year Ended
September 30,
2004
Operating Activities
Net loss	$(55,157)
Less: Loss from discontinued operations, net of tax	(2,251)
Net loss from continuing operations	(52,906)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	36,405
Equity in earnings of Saltville Gas Storage Company, LLC	(1,057)
Impairment losses	34,250
Deferred income taxes	(25,234)
Amortization of deferred investment tax credits	(500)
Pension expense in excess of funding	5,252
Derivative assets	4,119
Effects of changes in:
Accounts receivable, net	14,345
Fuel inventories	13,966
Accounts payable, customer deposits and accruals	(57,749)
Over/under-recovered purchased gas costs	16,230
Prepayments and security deposits	(65,224)
Regulatory assets and liabilities	6,633
Federal and state income and other taxes	3,075
Other	1,388
Net cash used in continuing operations	(67,007)
Net cash provided by discontinued operations	3,754
Net cash used in operating activities	(63,253)

Investing Activities
Cash expenditures for property, plant and equipment	(41,280)
Advances to Saltville Gas Storage Company, LLC	(2,682)
Other	(1,723)
Net cash used in continuing operations	(45,685)
Net cash used in discontinued operations	(49)
Net cash used in investing activities	(45,734)

Financing Activities
Proceeds from sales of common stock under employee stock plan	291
Dividends to shareholders	(5,980)
Payments of long-term debt	(110,000)
Funds for construction held by trustee, net	2,069
Principal payments under capital lease obligations	(2,735)
Net short-term borrowings	335,900
Net cash provided by financing activities	219,545

Net increase in cash and cash equivalents from continuing operations	106,853
Net decrease in cash and cash equivalents from discontinued operations	3,705
Net increase in cash and cash equivalents	110,558
Cash and cash equivalents at beginning of fiscal year	25,209

Cash and cash equivalents at end of fiscal year	$135,767

Supplemental Disclosures of Cash Flows
Income tax refunds received, net	$(870)
Interest paid	$43,140
New capital lease obligations incurred	$997

See the notes to the consolidated financial statements.

NUI Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include all operating divisions and subsidiaries of NUI Corporation (NUI and, together with its subsidiaries, the company, we, our, or us). NUI is an energy company that primarily operates natural gas utilities and businesses involved in natural gas storage and pipeline activities. NUI’s local utility operations are carried out by NUI’s wholly owned subsidiary, NUI Utilities, Inc. (NUI Utilities), and Virginia Gas Distribution Company, a subsidiary of Virginia Gas Company (VGC), and serve approximately 371,000 customers in four states along the eastern seaboard of the United States. NUI Utilities’ operating divisions are comprised of Elizabethtown Gas Company (Elizabethtown Gas), located in New Jersey; City Gas Company of Florida; and Elkton Gas, located in Maryland. VGC is also engaged in other activities, such as pipeline operation and natural gas storage. The company’s non-regulated businesses are carried out by NUI Capital Corp. and its subsidiaries, which include Utility Business Services, Inc. (UBS), a billing and customer information systems and services subsidiary, and several other subsidiaries whose operations are being wound down (as further discussed below), including: NUI Energy Brokers, Inc. (NUI Energy Brokers), a wholesale energy trading and portfolio management subsidiary; OAS Group, Inc. (OAS), the company’s digital mapping operation; NUI Energy, Inc. (NUI Energy), a business formerly involved in retail energy sales; and TIC Enterprises, LLC (TIC), a discontinued sales outsourcing subsidiary. The company’s wholly owned subsidiary, NUI Saltville Storage, Inc. (NUISS), is a fifty-percent member of Saltville Gas Storage Company, LLC (SSLLC), which is accounted for under the equity method. SSLLC is a joint venture with a subsidiary of Duke Energy that is developing a natural gas storage facility in Saltville, Virginia. All intercompany accounts and transactions have been eliminated in consolidation.

In January 2004, the company began to wind down the trading operations of NUI Energy Brokers and, in March 2004, discontinued substantially all trading operations at NUI Energy Brokers, although NUI Energy Brokers continued to manage its prior contractual obligations under a long-term sales agreement in addition to two long-term gas storage and transportation agreements until September 2004 (see Note 15). Effective April 1, 2004, OAS subcontracted all of its existing services to a third party engineering firm, and OAS notified its customers that, upon expiration of their current contracts, their relationship with OAS will terminate.

In December 2003, the company sold NUI Telecom, Inc. (NUI Telecom), a telecommunications subsidiary, and classified its results of operations as Discontinued Operations in the Consolidated Statement of Operations (see Note 4 for further information).

On November 30, 2004, AGL Resources Inc. (AGL) completed the acquisition of NUI for $13.70 per share of NUI common stock in cash and the assumption of NUI’s debt at closing. As a result, NUI Corporation became a wholly owned subsidiary of AGL. (See Note 17 for further information regarding the acquisition.) In addition, City Gas Company of Florida has been renamed Florida City Gas (City Gas). AGL is a registered holding company under the Public Utility Holding Company Act of 1935.

Regulation. NUI Utilities is subject to regulation as an operating utility by the public utility commissions of the states in which it operates. Certain subsidiaries of VGC are regulated by the Virginia State Corporation Commission. SSLLC is subject to regulation by the Federal Energy Regulatory Commission (FERC).

Use of Estimates. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition.

Natural Gas Distribution: Utility gas customers are metered and billed monthly or bi-monthly on a cycle basis. Revenues include unbilled amounts related to the estimated gas usage that occurred from the most recent meter reading to the end of the relevant accounting period.

The cost of gas used is recovered when billed to firm sales customers through the operation of purchased gas adjustment clauses (PGA) included in utility tariffs. The PGA provision requires periodic reconciliation of recoverable gas costs and PGA revenues. Any difference is deferred pending recovery from or refund to firm customers. Further, revenues from tariff gas-balancing services, off-system sales and certain on-system interruptible sales are refunded, for the most part, to firm customers subject to certain sharing provisions.

Our New Jersey gas utility tariffs contain weather normalization adjustments that largely mitigate shortfalls or excesses of firm margin revenues during a heating season due to variations from normal weather. Revenues are adjusted each month the clause is in effect and amounts deferred are generally included in rates in the following fiscal year. The Florida and Maryland gas utility rate structures do not contain a weather normalization feature; therefore, their revenues are subject to weather related demand fluctuations.

Storage and pipeline services: Revenues for storage and pipeline services are generated from capacity demand charges under contracts (both short- and long-term) that contain either an annual or monthly charge for those services. Revenues are recognized monthly as provided by contract and amortized ratably into income over a period of twelve months for annual charges.

NUI Energy Brokers’ sales: The company’s NUI Energy Brokers subsidiary records operating revenues net of purchased gas costs in accordance with the provisions of Emerging Issues Task Force (EITF) Issue 02-03, “Issues Involved in Accounting for Contracts Under Issue 98-10” (EITF 02-03). This subsidiary marks-to-market through the income statement all trading positions, including forward sales and purchase commitments for energy-related contracts that meet the definition of a derivative under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). (See Note 11 for a further description of the company’s use of derivative financial instruments.)

Customer information services: Revenues earned by our UBS subsidiary for billing and information services are recognized when services are provided. UBS provides customer account conversion services that are deferred and recorded as unearned income and are amortized into income over the life of the contract. UBS had unearned revenue recorded in Other Liabilities on the Consolidated Balance Sheet totaling $0.9 million as of September 30, 2004 related to these contracts.

Appliance services: Our appliance business revenues are recognized at the time repairs and installations are performed. Our New Jersey appliance business offers services contracts that cover the costs of repairs for covered appliances. These contracts are deferred as unearned revenue at contract inception and are amortized into income ratably over the contract term of twelve months. Our appliance services subsidiary had unearned revenue recorded in Accounts Payable and Accrued Liabilities on the Consolidated Balance Sheet totaling $1.5 million as of September 30, 2004 related to these contracts. In addition, our Florida appliance business provides leases of gas appliances. Lease revenues are recognized on a monthly basis as billed to customers according to the terms of the customer’s contract.

Purchased Gas and Fuel Costs. Costs of purchased gas and fuel for the company’s regulated utilities are recognized as expenses in accordance with the purchased gas adjustment clause applicable in each state. Such clauses provide for periodic reconciliations of actual recoverable gas costs and the estimated amounts that have been billed to customers. Under- or over-recoveries are deferred when they arise and are recovered from or refunded to customers in subsequent periods, subject to approval by the regulatory commission in each state.

Net Loss Per Share of Common Stock. Basic net loss per share is computed by dividing net loss by the weighted-average number of shares outstanding. Diluted net loss per share includes the dilutive effect of stock options, which did not have an effect on diluted loss per share for the year presented. See Note 6 for a calculation of per share amounts.

Cash and Cash Equivalents. Cash equivalents consist of money market investments in securities with original maturities of three months or less.

The majority of the company’s cash and cash equivalents are deposited in bank accounts maintained by a major financial institution in the United States. These deposits generally may be withdrawn upon demand and, therefore, bear minimal credit risk.

Fuel Inventory. Our gas inventories are accounted for using the weighted average cost method.

Property, Plant and Equipment. Property, plant and equipment includes both utility plant and non-regulated assets. In fiscal 2004, the company wrote down certain of its Virginia-based plant assets to their estimated fair market value in accordance with the guidance in SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144) (see Note 3 for further information). All other utility plant is stated at its original cost. Depreciation is provided on a straight-line basis over the remaining estimated lives of depreciable property by applying rates as approved by the state commissions. The composite average annual depreciation rate for the company’s utility plant was 3.25 percent for the year ended September 30, 2004. At the time properties are retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation. Repairs of all utility plant and replacements and renewals of minor items of property are charged to maintenance expense as incurred.

Non-regulated property, plant and equipment is recorded at original cost and depreciated on a straight-line basis over a period ranging from three to 20 years. The net book value of non-regulated property, plant and equipment was $32.2 million as of September 30, 2004. The details of the balance are as follows (in thousands):

	Life	Cost	Accumulated Depreciation	Net Book Value
Computer & office equipment	3-10 yrs.	$41,694	$22,530	$19,164
Water heaters, dryers & ranges	12 yrs.	19,661	10,780	8,881
Leasehold improvements - structures	5-20 yrs.	5,180	2,120	3,060
Vehicles	5 yrs.	3,088	2,368	720
Furniture & fixtures	5 yrs.	996	834	162
Other	5 yrs.	313	138	175
Total non-regulated property, plant and equipment		$70,932	$38,770	$32,162

Net unamortized plant acquisition adjustments represent the remaining portion of the excess of the purchase price over the book value of utility net assets acquired. The excess is being amortized on a straight-line basis over 30 years from the date of acquisition.

During August 2002, the company completed a sale/leaseback transaction for a capital lease that is collateralized by approximately $8.6 million of meters by its City Gas subsidiary.

Investment in and Advances to Saltville Gas Storage Company, LLC. At September 30, 2004, Investment in and Advances to SSLLC consisted of (1) the investment in SSLLC ($4.3 million, net of an impairment loss of $13.2 million discussed below in Note 3); (2) a note receivable from SSLLC ($24.7 million, which amount includes unpaid interest income of $944 thousand); and (3) other long-term receivables from SSLLC ($3.6 million). The note receivable relates to the December 1, 2002 revolving credit note between NUISS and SSLLC. The agreement provides SSLLC with the ability to draw up to $30 million, including accrued and unpaid interest, to fund capital expenditures and operating costs related to the development of a salt cavern storage facility owned by SSLLC. Interest is paid to NUISS quarterly in arrears at a rate equal to LIBOR plus 3 percent but, for the first three years of the note, such interest is added to the principal and, thereafter, paid in cash. All unpaid principal and interest is due in full on January 1, 2008.

Goodwill. NUI records goodwill on purchase transactions, representing the excess of acquisition cost over the fair value of net assets acquired. In testing for goodwill impairment under SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS 142), significant reliance is placed upon a number of estimates regarding future performance that require broad assumptions and considerable judgment by management. A change in the fair value of the company’s investments could cause a significant change in the carrying value of goodwill. The assumptions used to measure the fair value of our investments are the same as those used by us to prepare yearly operating segment and consolidated earnings and cash flow forecasts.

To assist management in its determination of the fair value of its reporting units, an income valuation and discounted cash flow valuation was performed by an independent consultant to estimate their fair market value. Under the income valuation approach, the fair value of a company is obtained by discounting the sum of (i) the expected future cash flows of the company and (ii) the terminal value of a company. The discount factor used in the discounted cash flow calculation is the company’s weighted-average cost of capital. NUI was required to make certain significant assumptions in the income approach, specifically the weighted-average cost of capital, short and long-term growth rates and expected future cash flows.

See Note 2 for further discussion of the company’s goodwill impairment test.

Regulatory Assets and Liabilities. The company’s utility operations follow the accounting for regulated enterprises prescribed by SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS 71). In general, SFAS 71 requires deferral of certain costs and obligations, based upon orders received from regulators, to be recovered from or refunded to customers in future periods. The following represents the company’s long-term portion of regulatory assets and liabilities deferred in the accompanying Consolidated Balance Sheet as of September 30, 2004 (in thousands):

Regulatory Assets
Environmental investigation and remediation costs	$34,736
Other postretirement employee benefits	5,473
Over-sharing of margins (non-firm customers)	5,204
Clean energy program costs	4,754
Costs associated with the retired Erie Street propane storage facility	1,559
Consumer education and customer assistance program costs	1,916
Electronic Data Interchange (EDI) costs	1,114
Deferred piping allowances	592
Other	872
$56,220

Regulatory Liabilities
Refunds to customers	$15,069
Over-collection of income taxes	4,743
Utility hedging derivatives	20,760
Market development fund	2,232
Asset retirement obligations	1,435
Other	1,956
$46,195

The company also has current regulatory liabilities as of September 30, 2004 consisting of: (1) $6.0 million included in Accounts Payable and Accrued Liabilities on the Consolidated Balance Sheet related to refunds to be credited to customers in fiscal 2005 as required by the New Jersey Board of Public Utilities (NJBPU) pursuant to the settlement of a focused audit, as further discussed below and (2) $5.1 million in a current liability on the Consolidated Balance Sheet for Over-Recovered Purchased Gas Costs that will be refunded to customers through the PGA in fiscal 2005.

These regulatory assets and liabilities are recoverable in rates by means of pass-through or cost-tracking mechanisms authorized by state regulators. In New Jersey, environmental costs associated with the investigation and remediation of the company’s former manufactured gas plant (MGP) sites located in the state of New Jersey are recovered through a Remediation Adjustment Clause (see Note 15) and include the carrying costs on unrecovered amounts not currently in rates.

In the event that the provisions of SFAS 71 were no longer applicable, the company would recognize a write-off of net regulatory assets (regulatory assets less regulatory liabilities) that would result in a charge to net income, which would be classified as an extraordinary item. However, although the gas distribution industry is becoming increasingly competitive, the company's utility operations continue to recover their costs through cost-based rates established by the public utility commissions. As a result, the company believes that the accounting prescribed under SFAS 71 remains appropriate.

On March 20, 2003, the NJBPU announced the initiation of a focused audit of NUI Corporation, NUI Utilities and Elizabethtown Gas. The final audit report was issued on March 1, 2004 and was accepted and released by the NJBPU on March 17, 2004. As discussed in Note 15, the company entered into a settlement agreement with the NJBPU on April 14, 2004. In fiscal 2003, the company recorded a pre-tax charge of $30.0 million for the final settlement of the focused audit, of which $28.0 million was recorded as a regulatory liability to be refunded over a five-year period to customers in New Jersey, and $2.0 million was recorded as a penalty to be paid to the State of New Jersey. In September 2004, the company refunded the first installment of $7.0 million, plus accrued interest of approximately $0.9 million, as bill credits to customers. In addition, the company made its first penalty payment of $0.4 million, plus interest of approximately $0.1 million, to the State of New Jersey in September 2004. In accordance with a settlement agreement with the NJBPU approving the acquisition of NUI by AGL, AGL has agreed to refund the outstanding $21.0 million to customers and submit the remaining $1.6 million of the penalty to the State of New Jersey within 60 days of the merger closing, which occurred on November 30, 2004. (See Note 17 for further information.)

The company has also established a pre-tax reserve of $2.9 million reflecting a refund settlement with the Florida Public Service Commission (FPSC) regarding certain transactions of NUI Energy Brokers. (See Note 15 for further discussion.)

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). This statement establishes accounting standards for recognition and measurement of liabilities for asset retirement obligations and the associated asset retirement costs. On October 1, 2002, the company adopted the provisions of SFAS 143. On that date, the company had no quantifiable legal liabilities, as contemplated under SFAS 143, and therefore the effect of adoption did not result in an adjustment to the Consolidated Statement of Operations. The company uses the composite depreciation method for its regulated utility operations, which is currently an acceptable method of accounting under generally accepted accounting principles and is widely used in the energy, transportation and telecommunications industries. Historically, under the composite depreciation method, the anticipated costs of removing assets upon retirement were provided for over the life of those assets as a component of depreciation expense. However, SFAS 143 precludes the recognition of expected future costs of removal as a component of depreciation expense unless they are legal obligations under SFAS 143. The company recovers certain asset retirement costs through rates charged to customers as an approved component of depreciation expense. As of October 1, 2002, the company identified $1.3 million of amounts of net cost of removal within accumulated depreciation and reclassified this amount to a regulatory liability. In accordance with SFAS 71, the company continues to accrue for the future cost of removal for its regulated utility operations. During fiscal 2004, the company accrued an additional $0.1 million of regulatory liabilities toward the cost of future removals.

Income Taxes. The company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the use of the liability method to account for deferred income taxes. Under this method, deferred income taxes related to tax and accounting basis differences are recognized at the statutory income tax rates in effect when the tax is expected to be paid.

Investment tax credits, which were generated principally in connection with additions to utility plant made prior to January 1, 1986, are being amortized over the estimated service lives of the properties that gave rise to the credits.

Legal Costs Relating to Loss Contingencies. Legal costs relating to loss contingencies are expensed as they are incurred.

Environmental Remediation Liability. The company, with the aid of environmental consultants, regularly assesses the actions and associated costs that are and/or may be required to ensure compliance with environmental laws and regulations concerning the investigation and remediation of former MGP sites. The company records, on an undiscounted basis, a liability if it is probable that a liability will be incurred and the amount of the liability can be reasonably estimated. (See Note 15 for further discussion.)

Stock Compensation. The company measures compensation cost for stock-based compensation plans using the intrinsic value method of accounting as prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The company has adopted those provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), and SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (SFAS 148), which require disclosure of the pro forma effects on net earnings and earnings per share as if compensation cost had been recognized based upon the fair value-based method at the date of grant for options awarded. See Note 9 for additional information on the company’s stock option plans and pro forma disclosures required by SFAS 123 and SFAS 148.

New Accounting Standards.  In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46) and in December 2003, issued a revised FIN 46R. The objective of both FIN 46 and FIN 46R is to improve financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46 changes that, by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the “primary beneficiary” of that entity. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46R apply to existing entities no later than the end of the first reporting period after March 15, 2004. Also, certain disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The company has determined that it does not meet the consolidation requirements with respect to its investment in SSLLC. In addition, the company has not created or obtained any variable interest entities after January 31, 2003. Therefore, the adoption of the consolidation requirements of FIN 46R in March 2004 did not have an impact on the company's financial position or results of operations.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosure about Pensions and Other Postretirement Benefits” (SFAS 132), which replaces the disclosure requirements in SFAS No. 87, “Employers’ Accounting for Pensions;” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits;” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pension.” SFAS 132 (revised 2003) does not address measurement or recognition accounting for pension and postretirement benefits. SFAS 132 (revised 2003) retains the disclosures required in the original SFAS 132, but includes additional disclosures related to the description of plan assets, investment strategies, measurement date(s), plan obligations, cash flows and net periodic benefit cost recognized during interim periods of defined benefit pension and defined benefit postretirement plans. As required by SFAS 132 (revised 2003), the additional year-end disclosures are included in Note 13. The adoption of this statement had no impact on the company’s net income or financial position.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act provides for prescription drug coverage under new Medicare Part D beginning in 2006, and includes a federal subsidy for sponsors of retiree health plans offering prescription drug coverage that is actuarially equivalent to the new Part D coverage. As permitted by FASB Staff Position 106-1 (FSP 106-1), the company elected to defer adoption of the accounting effects of the Act until the FASB issued more authoritative guidance on the accounting for the federal subsidy. In May 2004, the FASB issued such guidance in FSP 106-2, which superseded FSP 106-1. The company has concluded that enactment of the Act does not constitute a “significant event” and, as such, the effects of the Act have been incorporated in the September 30, 2004 measurement of postretirement healthcare plan assets and obligations and in the fourth quarter 2004 results of operations. As a result of the Act, the company’s accumulated postretirement benefit obligation as of September 30, 2004 was reduced by approximately $1.7 million and postretirement healthcare benefit cost will be reduced by approximately $230 thousand annually. A further discussion of the impact of this Act on net periodic retiree healthcare cost and the accumulated plan benefit obligation is provided in Note 13.

2. Goodwill and Acquired Intangible Assets

NUI records goodwill on purchase transactions, representing the excess of acquisition cost over the fair value of net assets acquired, in accordance with SFAS 142. Under SFAS 142, the carrying value of goodwill is no longer subject to amortization, but must be tested at least annually for impairment, or whenever there is an indication of impairment. Acquired intangible assets are assessed in accordance with SFAS 144.

Prior to its impairment review, the company had $8.1 million of goodwill and $2.0 million of acquired intangible assets for development rights, all of which was within the reporting unit comprised of VGC and NUISS. The annual amortization of the acquired intangible assets was $73,333 for the fiscal year ended September 30, 2004, and was included in Depreciation and Amortization in the Consolidated Statement of Operations.

The company performed the annual impairment test for goodwill under SFAS 142 as of September 30, 2004. Management’s assessment of the reporting unit’s fair value was determined with the assistance of an independent consultant through a discounted cash flow valuation. The test indicated that the $8.1 million of goodwill was fully impaired and the company recorded such impairment charge in Impairment Loss in the Consolidated Statement of Operations for the year ended September 30, 2004.

The company determined that the result of the annual goodwill impairment test above was an indicator with respect to the acquired intangible assets for development rights of $2.0 million. The company performed an impairment test, in accordance with the guidance in SFAS 144, to determine whether the undiscounted net cash flows attributable to the acquired intangible assets for development rights exceeded the carrying amount of the asset group. This impairment test indicated the intangible asset of $2.0 million was fully impaired and the company recorded such impairment charge in Impairment Loss on the Consolidated Statement of Operations for the year ended September 30, 2004.

The facts and circumstances leading to the impairments as of September 30, 2004 were primarily revised forecasts of the replacement cost of gas storage and projections of market demand for such capacity. Factors included expected higher transport and fuel burden costs, reduced market liquidity and excess available capacity in the region. In addition, the projected capacity of the SSLLC salt caverns that remain under construction declined approximately 10% (5.9 billion cubic feet to 5.3 billion cubic feet) as of September 30, 2004.

3. Impairment Losses

The company determined that the result of the annual goodwill impairment test as of September 30, 2004 (see Note 2), was an impairment indicator with respect to the long-lived assets of VGC and the equity investment in SSLLC within the company’s Energy Asset Management segment.

With respect to the long-lived assets of VGC, comprised of Virginia Gas Distribution Company (VGDC), Virginia Gas Storage Company (VGSC) and Virginia Gas Pipeline Company (VGPC), the company performed an impairment test, in accordance with the guidance in SFAS 144, to determine whether the undiscounted net cash flows attributable to the fixed assets of each asset group within VGC exceeded the carrying amount of the asset group. This impairment test indicated that the assets of VGSC were impaired and the company measured the impairment loss as the excess of the carrying amount of the VGSC assets over their fair value. Fair value was determined by the company using a discounted cash flow valuation performed by an independent consultant. Accordingly, the company recorded a pre-tax loss of $11.0 million for the impairment of VGSC’s assets, which is included in Impairment Loss on the Consolidated Statement of Operations for the year ended September 30, 2004.

Management also evaluated its equity investment in SSLLC with the assistance of a discounted cash flow valuation performed by an independent consultant. This valuation indicated the estimated fair value of the equity investment was lower than book value by $13.2 million as of September 30, 2004. In accordance with the guidance in Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (APB 18), this decline in value was assessed to determine whether it was considered “other than temporary.” Based on the factors surrounding the investment in SSLLC, management concluded that the decline in value was in fact “other than temporary.” As a result, the company recorded a pre-tax loss of $13.2 million for the impairment of NUI’s investment in SSLLC, reducing the carrying value of the investment in SSLLC to $4.3 million as of September 30, 2004. This impairment charge is included in Impairment Loss on Investment in SSLLC on the Consolidated Statement of Operations for the year ended September 30, 2004.

4. Discontinued Operations

The company has adopted the provisions of SFAS 144, which requires that long-lived assets to be disposed of by sale be measured at the lower of their carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also expands the reporting of discontinued operations to include components of an entity that have been or will be disposed of rather than limiting such discontinuance to a segment of a business. This statement excludes from the definition of long-lived assets acquired goodwill and other intangibles, which are accounted for in accordance with SFAS 142. The revenues, costs and expenses, and cash flows of certain entities that NUI has disposed of have been segregated and reported as discontinued operations for the period presented.

In March 2002, the company approved a plan to sell its TIC subsidiary, at which time the company began to actively seek a buyer. The company did not receive any acceptable offers for TIC’s telephone equipment and United States Postal Service (USPS) product lines and, in July 2002, announced that it had ceased the operations of these product lines. In addition, in fiscal 2002 the company recognized a charge of approximately $8.0 million to write-down the net assets of these product lines to their fair value, which included the write-off of approximately $3.5 million of goodwill allocated to these product lines. In 2003, the company began to wind down the remaining operations of TIC, and recognized an additional charge of approximately $3.5 million in June 2003 to write-off the remaining goodwill of TIC.

During June 2003, the company approved a plan to sell its NUI Telecom subsidiary, at which time the company began to actively seek a buyer. In conjunction with the decision, the company recorded charges of approximately $25 million to adjust the assets of NUI Telecom to their estimated fair market value, and $2.4 million related to a federal deferred tax valuation allowance. The write down of assets included the write-off of approximately $11.6 million of goodwill, and $4.8 million of acquired intangible assets. In December 2003, NUI Telecom was sold for $2.0 million, which transaction was immaterial to the company’s results.

The revenues, margins and income (losses) of TIC and NUI Telecom (formerly in the Retail & Business Services segment) have been reported as discontinued operations on the Consolidated Statement of Operations for the year ended September 30, 2004, exclusive of affiliate transactions, as follows (in thousands):

Operating Revenues	$7,148
Operating Margins	$1,749
Pre-Tax Operating Loss	$(1,089)

As of September 30, 2004, the company had no subsidiaries held for sale.

5.  Restructuring Charges

During November 2003, the company commenced a reorganization effort that resulted in workforce reductions. These workforce reductions primarily affected the corporate shared services functions and were undertaken to reflect the overall reduction in the size of the company due to the sale or winding down of certain NUI businesses. Additional workforce reductions were undertaken during the 2004 calendar year, primarily related to the company’s decision to discontinue the trading operations of NUI Energy Brokers. One employee was requested to provide additional services for a limited period subsequent to his termination date; the remainder of the employees terminated as a result of the reorganization efforts were not required to provide any future service to the company. The reorganization efforts resulted in aggregate charges of approximately $3.0 million to restructuring costs in fiscal 2004, primarily relating to severance costs for 52 individuals. Approximately $2.3 million has been paid to former employees, and approximately $0.7 million is included in Accounts Payable and Accrued Liabilities on the Consolidated Balance Sheet at September 30, 2004 relating to these severance costs.

In January 2004, two executive officers ended their employment with the company. A. Mark Abramovic served as President of the company since September 26, 2003, until his retirement in January 2004. He previously had served as Senior Vice President and Chief Financial Officer since September 1997, and Chief Operating Officer since May 1998. Until his resignation in January 2004, James R. Van Horn served as Chief Administrative Officer since May 1998, and General Counsel and Secretary since 1995. With respect to the departure of these two executives, the company recorded a $2.1 million charge in operations and maintenance expense in the second quarter of fiscal 2004 primarily relating to severance costs.

6. Loss Per Share

The following table summarizes the company’s basic and diluted loss per share calculations for the year ended September 30, 2004 (amounts are in thousands, except per share amounts):

Loss from continuing operations	$(52,906)
Loss from discontinued operations	(2,251)
Net loss	$(55,157)

Weighted Average Shares Outstanding	15,974

Basic and Diluted Loss Per Share:
Loss from continuing operations	$(3.31)
Loss from discontinued operations	(0.14)
Net loss	$(3.45)

The company’s weighted average diluted shares outstanding (not shown) includes shares which would be issuable upon the exercise of stock options outstanding under NUI’s stock option plan, which is added to weighted average shares outstanding. As of September 30, 2004, there were no stock options having an exercise price less than the market value of the company’s shares; therefore, there were no dilutive shares outstanding for the fiscal year. The number of shares that could potentially be dilutive in the future that have been excluded in the computation of diluted loss per share, because to do so would have been antidilutive, was 94,200 shares for fiscal 2004.

7. Notes Payable

Notes Payable to Banks. On September 29, 2004, NUI and NUI Utilities obtained credit facilities aggregating $95 million (the bridge facilities), comprised of a $20 million senior unsecured credit facility made available to NUI by means of an amendment to NUI’s existing $255 million senior unsecured credit facility, and a $75 million senior secured credit facility made available to NUI Utilities and secured by NUI Utilities’ receivables and related proceeds. These facilities are discussed further below. Although the bridge facilities are dated as of August 20, 2004, the closing of such facilities occurred on September 29, 2004. At the closing of this additional financing, NUI had total notes payable drawn under credit facilities of $500 million.

On November 30, 2004, AGL repaid all of the amounts outstanding under NUI’s and NUI Utilities’ credit facilities on behalf of NUI and NUI Utilities, and terminated those facilities. As a result, on November 30, 2004, NUI and NUI Utilities incurred $253.7 and $227.7 million, respectively, in short-term inter-company indebtedness from AGL’s Utility Money Pool, representing a refinancing of the outstanding principal, accrued and unpaid interest and expenses related to NUI’s and NUI Utilities’ credit facilities. (See Note 17 for further discussion.)

On November 24, 2003, NUI entered into a 364-day credit agreement that provided for a $255 million term loan facility. As of August 20, 2004, NUI entered into an amendment to the credit agreement that extended the maturity until November 21, 2005, and provided for the new NUI $20 million senior unsecured credit facility, which also would have matured on November 21, 2005. Proceeds of the facilities were used (1) to terminate and repay approximately $38 million of outstanding loans under NUI’s previous credit agreement entered into on February 12, 2003, (2) to repay NUI’s outstanding $60 million senior notes and pay a $9.4 million prepayment premium relating thereto, (3) to repay approximately $85 million of an intercompany balance owed by NUI to NUI Utilities, (4) to fund an interest reserve account for the benefit of the lenders under NUI’s credit agreement in the amounts of $20.4 million at November 24, 2003 and $22.2 million at September 29, 2004, and (5) for other general corporate purposes. NUI’s credit agreement bore interest at a rate per annum, at NUI’s option, of either (i) the eurodollar rate (subject to a 2 percent floor) plus 6 percent, or (ii) the base rate (subject to a 3 percent floor) plus 5 percent. The obligations under NUI’s credit agreement were guaranteed on a senior unsecured basis by certain of NUI’s direct and indirect wholly owned subsidiaries. NUI Utilities and VGC did not guarantee NUI’s obligations under this credit agreement. As of September 30, 2004, NUI had fully drawn the $275 million available under its credit agreement.

On November 24, 2003, NUI Utilities entered into a 364-day credit agreement that provided for (i) a $50 million revolving credit facility, (ii) a $50 million term loan facility and (iii) a $50 million delayed draw term loan facility. As of August 20, 2004, NUI Utilities entered into an amendment to the credit agreement that extended the maturity until November 21, 2005. The proceeds from the revolving credit facility and the term loan facility combined with the proceeds from the repayment of the $85 million intercompany balance from NUI were used (1) to terminate and repay approximately $142 million of outstanding loans under NUI Utilities’ previous credit agreement entered into on February 12, 2003, (2) to pay $0.5 million of accrued and unpaid fees under NUI Utilities’ interim credit agreement entered into on October 10, 2003 and (3) for general corporate purposes. The proceeds from the $50 million delayed draw term loan facility were used to extinguish NUI Utilities’ 8.35 percent medium term notes due February 2005, as further discussed in Note 8. NUI Utilities’ credit agreement bore interest at a rate per annum, at NUI Utilities’ option, of either (i) the eurodollar rate (subject to a 2 percent floor) plus 5 percent, or (ii) the base rate (subject to a 3 percent floor) plus 4 percent. As of September 30, 2004, NUI Utilities was fully drawn under the $50 million revolver, the $50 million term loan facility, and the $50 million delayed draw term loan facility.

As of August 20, 2004, NUI Utilities entered into a $75 million senior secured credit facility, secured by NUI Utilities’ receivables and related proceeds, with a maturity date of May 15, 2005. At September 30, 2004, NUI Utilities’ accounts receivable amounted to $35.9 million. NUI Utilities planned to use the proceeds from this new facility to meet its gas purchase prepayment requirements, to provide additional liquidity for working capital and general corporate purposes, and to facilitate a smooth closing and transition of operations to AGL upon consummation of the then pending merger transaction. Borrowings under the $75 million credit facility accrued interest at a rate per annum, at the option of NUI Utilities, of either (i) the eurodollar rate (subject to a 2 percent floor) plus 4.75 percent or (ii) a base rate option (subject to a 3 percent floor) plus 3.75 percent. At September 30, 2004 the rate in effect was 6.75 percent, and NUI Utilities had fully drawn the $75 million available under the credit facility.

NUI’s and NUI Utilities’ 2003 and 2004 credit agreements contained various covenants that (i) restricted NUI and NUI Utilities from taking various actions and (ii) required NUI and NUI Utilities to each achieve and maintain certain financial covenants, with compliance required by December 31, 2004. Under the terms of NUI’s credit agreement, amended as of August 20, 2004, NUI was required to maintain a maximum ratio of consolidated indebtedness to total capitalization of no more than 0.80x and a minimum interest coverage ratio of at least 1.25x (for a rolling period of four consecutive fiscal quarters, commencing with the four consecutive quarters ended December 31, 2003). Under the terms of NUI Utilities’ 2003 credit agreement, amended as of August 20, 2004, NUI Utilities was required to maintain a maximum ratio of consolidated indebtedness to total capitalization of no more than 0.70x and a minimum interest coverage ratio of at least 2.25x (for a rolling period of four consecutive fiscal quarters, commencing with the four consecutive quarters ended December 31, 2003). Additionally, the credit agreements contained limitations on capital expenditures, indebtedness, payment of dividends, guarantees, liens, mergers, acquisitions, dispositions of assets, transactions with affiliates, loans and investments, prepayment of indebtedness, sale-leaseback transactions, change in business activities and corporate activities.

At September 30, 2004, the outstanding borrowings under NUI’s and NUI Utilities’ credit facilities were $275 million and $225 million, respectively, at weighted average interest rates of 8.0 percent and 6.9 percent. As of that date, NUI and NUI Utilities had no unused borrowing capacity under their respective credit facilities. As of September 30, 2004, NUI and NUI Utilities had approximately $38.2 million and $91.8 million, respectively, of cash held as short-term investments.

The weighted average daily amount of borrowings outstanding under NUI’s credit facilities and the weighted average interest rates on those amounts was $221.1 million at 8.1 percent for the fiscal year ended September 30, 2004. The weighted average daily amount of borrowings outstanding under NUI Utilities’ credit facilities and the weighted average interest rates on those amounts was $103.3 million at 6.4 percent for the fiscal year ended September 30, 2004.

NUI did not file its fiscal 2003 Form 10-K with the Securities and Exchange Commission (SEC) in a timely manner. This resulted in NUI’s delay in delivering its audited financial statements for fiscal 2003 to its lenders, which in turn resulted in events of default under NUI’s and NUI Utilities’ respective credit agreements. On January 26, 2004, NUI and NUI Utilities obtained waivers of such defaults from the lenders under their respective credit agreements, and received an extension of the delivery date for NUI’s audited financial statements for fiscal 2003 and its 2004 first fiscal quarter unaudited financial statements through March 1, 2004, and amended the credit agreements to clarify certain technical provisions. Further delays in the delivery of these financial statements beyond the date to which NUI and NUI Utilities had received waivers resulted in another event of default. On March 12, 2004, NUI and NUI Utilities received a further waiver of such defaults from the lenders and such lenders otherwise deferred their rights to exercise remedies in respect thereof. NUI and NUI Utilities subsequently entered into amendments dated May 10, 2004, to their respective credit agreements which:

(i)  extended the delivery date for the aforementioned financial statements (as well as for the financial statements for the fiscal quarter ended March 31, 2004) until June 15, 2004,

(ii) consented to the NJBPU Settlement (see Note 15 for further discussion of the Settlement Agreement with the NJBPU),

(iii)  modified financial covenants contained in the credit agreements to take into account the NJBPU Settlement and the recent and expected future performance of the company,

(iv) permitted the acquisition by NUI Utilities of certain gas pipeline assets (see Note 15 for further information on the asset purchase),

(v)  regarding the payment of dividends by NUI Utilities to NUI, provided for a $35 million limit on dividend payments and eliminated a provision limiting such dividend payments to the aggregate maximum of NUI Utilities’ retained earnings,

(vi)  added a condition which requires NUI to maintain a maximum leverage ratio of no more than 0.60x in order to pay dividends, and

(vii) increased the interest rate on NUI Utilities’ delayed draw term loan (if drawn) by one percent until a purchase agreement is executed to sell NUI or NUI Utilities to an unaffiliated third party.

Dividend Restrictions under Notes Payable to Banks. Under the amendment to NUI’s credit facility dated as of August 20, 2004, NUI was prohibited from paying any cash dividends so long as NUI’s existing unsecured credit facilities were outstanding. In addition, the terms of the Merger Agreement with AGL prevented NUI from paying any cash dividends, regardless of financial results. As a result of these restrictions, NUI was unable to pay any dividends through the merger closing date of November 30, 2004.

Under the amendment to NUI Utilities’ credit facility dated as of May 10, 2004, NUI Utilities is prohibited from paying dividends to NUI Corporation exceeding $35 million in the aggregate while NUI Utilities’ credit facility is outstanding.  However, as discussed in Note 8, the payment of dividends from NUI Utilities to NUI Corporation is further restricted by the Standby Bond Purchase Agreement. As a result of this restriction, NUI Utilities’ ability to pay dividends to NUI Corporation was limited to $33.6 million as of September 30, 2004.

8. Capitalization

Long-Term Debt. As discussed in Note 7, on September 29, 2004, NUI Utilities extinguished its $50 million 8.35 percent medium term notes due February 1, 2005 with the proceeds of its $50 million delayed draw term facility, which was available under its existing senior unsecured credit facility. As a result, the company recorded a loss on the early extinguishment of debt of approximately $1.4 million, which related primarily to the interest that the company would have paid to noteholders during the period of October 1, 2004 through February 1, 2005 on the medium term notes. NUI Utilities deposited in trust with Wachovia Bank, N.A., the indenture trustee, an amount sufficient to pay when due all principal and interest on the medium term notes. The indenture trustee then cancelled the indenture governing the medium term notes at NUI Utilities’ request.

On November 24, 2003, NUI repaid its $60 million senior notes with the proceeds of its credit facility entered into on that date. In conjunction with the repayment of this indebtedness, NUI paid a prepayment premium of approximately $9.4 million to the noteholders, which was recorded as a charge during the first quarter of fiscal 2004. During the first quarter of fiscal 2004, the company also recorded a charge of approximately $0.5 million for unamortized debt expenses related to the senior notes.

NUI Utilities is party to a series of loan agreements with the New Jersey Economic Development Authority (NJEDA) pursuant to which the NJEDA has issued four series of gas facilities revenue bonds: (i) $46.5 million bonds at 6.35 percent due October 1, 2022, (ii) $39 million bonds at variable rates due June 1, 2026 (Variable Bonds), (iii) $54.6 million bonds at 5.7 percent due June 1, 2032 and (iv) $40 million bonds at 5.25 percent due November 1, 2033. NUI Utilities is also party to a loan agreement pursuant to which Brevard County, Florida (the County) has issued $20 million bonds at 6.40 percent due October 1, 2024. In accordance with the terms of these loan agreements, the funds received by the NJEDA or the County, as the case may be, upon the issuance of the applicable bonds have been loaned to NUI Utilities. The interest rates and maturity dates under the loan agreements parallel the interest rates and maturity dates under the bonds. Interest payments by NUI Utilities on the loans are used to pay the interest on the bonds. During fiscal 2004, NUI Utilities paid $9.9 million in interest payments on these loans.

The Variable Bonds contain a provision whereby the holder can “put” the bonds back to the issuer. In 1996, the company executed a long-term Standby Bond Purchase Agreement (SBPA) with a syndicate of banks, which was amended and restated on June 12, 2001. Under the terms of the SBPA, as further amended several times, The Bank of New York is obligated to purchase Variable Bonds that are tendered by the holders thereof and not remarketed by the remarketing agent, except in the circumstances specified in the SBPA, which are summarized as follows:

-
the ratings assigned by Standard & Poor’s (S&P) and Moody’s Investors’ Service (Moody’s) to AMBAC Assurance Corporation (the Bond Insurer) are withdrawn, suspended or are reduced below BBB- and Baa3, respectively;

-
the Bond Insurer becomes insolvent or an involuntary liquidation or reorganization case or other involuntary proceeding for relief under bankruptcy or similar law is commenced against the Bond Insurer;

-	the Bond Insurer fails to make a required payment under the municipal bond insurance policy issued by the Bond Insurer with respect to the bonds (the Bond Insurance Policy);

-
the Bond Insurer or any other person claims the Bond Insurance Policy is invalid or unenforceable and the Bond Insurer repudiates its obligations thereunder or fails to defend such validity or enforceability;

-	a governmental authority or court rules that the Bond Insurance Policy is invalid or otherwise unenforceable; or

-	the Bond Insurance Policy is surrendered, canceled or terminated, or amended or modified in any material respect without The Bank of New York’s consent.

Such obligation of the Bank of New York would remain in effect until the expiration of the SBPA, unless extended or earlier terminated.

The terms of the SBPA also restrict the payment of dividends by NUI Utilities to NUI to an amount based, in part, on the earned surplus of NUI Utilities, which had been reduced by the NJBPU Settlement recorded in September 2003. On May 19, 2004, NUI Utilities and The Bank of New York further amended the SBPA. The amendment eliminates the effect of the NJBPU Settlement, as well as the estimated refunds to customers in Florida and certain other related costs, on the earned surplus of NUI Utilities. In addition, pursuant to the terms of the amendment, and effective as of June 30, 2004, the expiration date of the SBPA was extended to June 29, 2005. On August 17, 2004, NUI Utilities and The Bank of New York further amended the SBPA to allow liens under the new NUI Utilities secured facility (discussed in Note 7).

If the SBPA is not further extended beyond June 29, 2005, in accordance with the terms of the Variable Bonds, all of the Variable Bonds would be subject to mandatory tender at a purchase price of 100 percent of the principal amount, plus accrued interest, to the date of tender. In such case, any Variable Bonds that are not remarketable by the remarketing agent will be purchased by The Bank of New York.

Beginning six months after the expiration or termination of the SBPA, any Variable Bonds still held by the bank must be redeemed or purchased by the company in ten equal, semi-annual installments. Since the company would not be required to begin redeeming bonds until, at the earliest, December 2005, the Variable Bonds are classified as long-term debt on the Consolidated Balance Sheet. In addition, while the SBPA is in effect, any tendered Variable Bonds that are purchased by the bank and not remarketed within one year must be redeemed or purchased by the company at such time, and every six months thereafter, in ten equal, semi-annual installments.

The delay in delivering certain officers’ certificates, SEC filings and quarterly financial information throughout the fiscal year 2003, as well as audited fiscal 2003 financial statements and related documents (Required Documents), resulted in breaches under certain loan agreements, trust indentures, and related documents underlying NUI Utilities’ gas revenue bond facilities, as well as under the 8.35 percent medium term notes.

Many of these breaches were cured on May 10, 2004 with the delivery of many of the Required Documents. The remaining breaches were cured by virtue of NUI Utilities’ delivery of NUI’s annual report dated September 30, 2003 on Form 10-K, related officers’ certificates and other financial information.
In addition, defaults would have occurred under NUI Utilities’ 5.70 percent bonds if the company did not provide audited financial statements for NUI Utilities for the fiscal year ended September 30, 2003 (by no later than 120 days after the fiscal year end) and unaudited financial statements for NUI Utilities for the fiscal quarters ended December 31, 2003 and March 31, 2004 (by no later than 60 days after the fiscal quarter ends). However, NUI Utilities obtained all necessary waivers and extended the respective deadlines for delivery of all information required pursuant to such bond facility to June 30, 2004. NUI Utilities was able to provide all of the required information by the extended deadline of June 30, 2004; therefore, no defaults ever occurred under NUI Utilities’ 5.70 percent bond facility.

The company has no long-term debt maturing during the next five fiscal years unless the SBPA discussed above is not further extended.

Dividend Restrictions under Long-Term Debt. The payment of cash dividends by NUI Utilities to NUI is restricted pursuant to the SBPA to an amount based, in part, on the earned surplus of NUI Utilities, which had been reduced by the NJBPU Settlement. On May 19, 2004, NUI Utilities and The Bank of New York amended the SBPA. The amendment eliminates the effect of the NJBPU Settlement, as well as the estimated refunds to customers in Florida and certain other related costs, on the earned surplus of NUI Utilities. As of September 30, 2004, NUI Utilities was permitted to pay up to $33.6 million in dividends pursuant to the SBPA.

Common Stock. The company periodically issued shares of common stock in connection with its various stock and employee benefit plans. However, in accordance with the terms of the July 14, 2004 Merger Agreement with AGL, the company did not issue any new shares of common stock from that date through the merger closing date of November 30, 2004.

Stock Plans. The company had in effect the NUI Corporation Stock Option, Stock Award and Incentive Plan (the Award Plan), which provides for the granting of equity-based and cash incentive awards to officers and other key employees of the company. Under the Award Plan, grants of performance-based restricted stock and stock options have been made in the past and targets for earning cash incentive awards have been established. Stock option grants are more fully discussed in Note 9. In addition to the Award Plan, the company maintained the 1996 Director Stock Purchase Plan, under which members of the Board of Directors could purchase shares of common stock at a fifteen percent discount to the fair market value on the date of purchase. However, in accordance with the terms of the Merger Agreement, the company did not issue any new shares of common stock under the Award Plan or the Director Stock Purchase Plan through the merger closing date of November 30, 2004.

Restricted shares of stock granted as long-term compensation for executive officers and key employees amounted to 187,800 in fiscal 2003. There were no restricted stock grants in fiscal 2004. As of September 30, 2004, a total of 31,830 shares of restricted stock that have been granted as long-term compensation were subject to future vesting requirements, and were restricted from resale. Upon the merger with AGL on November 30, 2004, each outstanding share of restricted stock was converted into a right to receive a cash payment of $13.70.

9. Stock Options

Beginning in January 2002, the company granted stock options to officers, certain other employees, and non-employee members of the company’s board of directors to purchase shares of NUI common stock at a price equal to the market price on the date the option was granted. Options granted to employees of the company vested over approximately three years and had a maximum term of seven years from the grant date, and options granted to non-employee members of the company’s board of directors vested over one year and had a maximum term of ten years from the grant date. The maximum number of shares of stock issuable in connection with awards under the plan was 1.8 million shares.

Presented below is a summary of stock option activity for fiscal year 2004:

	Options Outstanding	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
Balance at September 30, 2003	458,100	$22.36	6,000	$24.22
Forfeited	(363,900)	$22.45
Balance at September 30, 2004	94,200	$21.97	12,000	$19.12

The following table provides additional information for the options outstanding at September 30, 2004:

	Options Outstanding			Options Exercisable
Range of Prices	Number	Weighted Average Remaining Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$10 - $19	6,000	8.4 years	$14.03	6,000	$14.03
$20 - $29	88,200	4.5 years	$22.51	6,000	$24.22
$10 - $29	94,200	4.8 years	$21.97	12,000	$19.12

Upon the merger with AGL on November 30, 2004, each outstanding stock option became 100% vested and exercisable and entitled the holder thereof, in cancellation and settlement therefore, to a cash payment equal to the excess of $13.70 over the exercise price of the option. However, since the exercise prices of all outstanding stock options were above $13.70 per share, no such payments were made.

Pro Forma Fair Value Disclosures

Had employee compensation expense been recognized based on the fair value of the stock options on the grant date under the methodology prescribed by SFAS 123, the company’s net income and diluted loss per share for the fiscal year ended September 30, 2004 would have been as shown in the following table (in thousands, except for per share amounts):

Net loss as reported	$(55,157)
Total stock-based employee compensation income determined under fair value based method for all awards, net of related tax effects (a)	956
Pro forma net loss	$(54,201)

Loss per Share:
Basic & Diluted - as reported	$(3.45)

Basic & Diluted - pro forma	$(3.39)

(a)	The primary reason for pro forma income was the reversal of compensation expense previously accrued for options forfeited during the fiscal year.

The company did not grant any stock options to employees or directors in fiscal 2004. For SFAS 123 purposes, the weighted average fair value of stock options granted is required to be based on a theoretical option-pricing model such as the Black-Scholes method.

10. Leases

Property, plant and equipment held under capital leases amounted to $31.7 million at September 30, 2004, with related accumulated amortization of $21.6 million. These properties consist principally of vehicles, gas meters and electronic data processing and telecommunications equipment. The company has also entered into non-cancelable operating leases, which principally relate to office space used in its operations.

The future minimum lease payments for property under capital and operating leases as of September 30, 2004 are as follows (in thousands):

	Capital Leases	Operating Leases
2005	$2,409	$5,856
2006	1,655	5,576
2007	1,414	5,553
2008	1,282	5,389
2009	1,089	5,386
Thereafter	4,272	49,134
Total future minimum payments	12,121	$76,894
Amount representing interest	(1,976)
Current portion of capital lease obligations	(1,971)
Capital lease obligations	$8,174

Rents charged to operations expense were $7.8 million in fiscal 2004. The company leases office space from a related party (see Note 16 for further discussion). Certain of the company’s office leases contain rent escalations. The company records rent expense on a straight-line basis over the life of these leases.

The company has entered into subleases for a portion of the office space noted above, and has received $3.3 million from subleases in fiscal 2004. Total future non-cancelable sublease income from operating leases is $20.5 million.

In 2002, the company completed a sale/leaseback transaction related to gas meters at City Gas, which raised approximately $8.6 million. This transaction, which was recorded as a capital lease, bears interest at 4.98 percent and will be repaid over 11 years. Pursuant to the terms of the lease agreement, NUI (the lessee/seller) is required to insure the leased equipment during the lease term. In addition, at the expiration of the lease term, NUI has the option to purchase the leased meters from the lessor at their fair market value. The sale/leaseback transaction did not qualify for gain treatment.

11. Financial Instruments and Derivatives

Derivatives. NUI Utilities utilizes certain derivatives for non-trading purposes to hedge the impact of market fluctuations on assets, liabilities, and other contractual commitments. Pursuant to SFAS 133, such derivative products are marked-to-market each reporting period. Pursuant to regulatory requirements, realized gains and losses related to such derivatives are reflected in purchased gas costs and included in billings to customers. Unrealized gains and losses are reflected as a regulatory asset (loss) or liability (gain), as appropriate, on the Consolidated Balance Sheet. As of September 30, 2004, NUI Utilities has entered into NYMEX futures contracts to purchase 11.0 billion cubic feet of natural gas at equivalent prices ranging from $3.609 to $7.267 per thousand cubic feet. Approximately 88 percent of these contracts have a duration of one year or less and none of these contracts extend beyond February 2006. In addition, NUI Utilities has entered into option contracts consisting of 77 puts and calls at varying strike prices, none of which extend beyond November 2004.

NUI Utilities had margin collateral deposits of $3.1 million at September 30, 2004, included within Prepayments and Security Deposits on the Consolidated Balance Sheet.

Prior to discontinuing the trading operations of NUI Energy Brokers in March 2004, NUI Energy Brokers utilized financial instruments to provide competitive energy supplies and enhance the company’s profitability. NUI Energy Brokers engaged in derivative activities for both trading and non-trading purposes. Instruments utilized in connection with trading activities are accounted for using the mark-to-market method. Under the mark-to-market method of accounting, forwards, futures, swaps, options, and other instruments with third parties are reflected at fair value and are shown as derivative assets and liabilities in the Consolidated Balance Sheet. Changes in the assets and liabilities from derivative activities result primarily from changes in the valuation of the portfolio of contracts, newly originated transactions and the timing of settlement relative to the receipt of cash for certain contracts. NUI Energy Brokers accounted for its trading activities by marking-to-market all trading positions and calculating its value-at-risk on a daily basis. Realized and unrealized gains and losses on trading positions are recorded in the Consolidated Statement of Operations under Purchased Gas and Fuel. The values used for these calculations included New York Mercantile Exchange (NYMEX) settlement prices and prices from other well-established third-party organizations, established pricing models, and quoted market volatilities. The company managed its open positions within the guidelines of a Risk Management Policy that limited its exposure to market risks and required that, among other things, any breach of policy be reported to senior management.

NUI Energy Brokers has forward sale commitments extending through December 2007 related to a contract for long-term gas purchases. At September 30, 2004, NUI Energy Brokers’ forward transactions had an unrealized mark-to-market value of approximately $5.0 million. Net realized and unrealized gains on derivative trading for fiscal 2004 totaled $1.3 million, which has been included in income.

The cash flow impact of financial instruments is reflected as cash flows from operating activities in the Consolidated Statement of Cash Flows.

Other Financial Instruments. The fair value of the company's cash equivalents and notes payable to banks are approximately equivalent to their carrying value. The fair value of the company’s long-term debt exceeded its carrying value by approximately $4.6 million as of September 30, 2004. The fair value of long-term debt was estimated based on quoted market prices for the same or similar issues.

12. Income Taxes

The provision for Federal and State income taxes as of September 30, 2004 was comprised of the following (in thousands):

Currently payable (receivable) -
Federal	$(829)
State	3,364
Deferred -
Federal	(25,642)
State	408
Amortization of investment tax credits	(500)
Total credit for income taxes	$(23,199)

Total income tax provision (credit) included in:
Continuing operations	$(24,361)
Discontinued operations	1,162
Total credit for income taxes	$(23,199)

The components of the company's net deferred tax liability as of September 30, 2004 were as follows (in thousands):

Accelerated depreciation and other utility plant differences	$75,944
Regulatory asset - environmental	12,952
Unrecovered gas costs	15,434
Unrealized gains, net	2,051
Pension and other employee benefits	3,254
Plant acquisition adjustments	4,891
Other	7,931
Total deferred tax liabilities	122,457

Environmental remediation liability	(11,879)
Regulatory settlement costs	(8,718)
Alternative minimum tax credits	(6,932)
Asset impairments	(8,475)
Net operating losses	(33,654)
Bad debt and insurance reserves	(2,953)
Other regulatory liabilities	(3,147)
Capital loss carryforward	(4,833)
Other	(641)
Total deferred tax assets	(81,232)
Valuation allowance	7,143
Total deferred tax assets, net of valuation allowance	(74,089)

Net deferred tax liabilities	$48,368

The alternative minimum tax credit can be carried forward indefinitely to reduce the company's future tax liability. The company has Federal net operating loss carryforwards of approximately $96 million at September 30, 2004. Of those net operating losses, approximately $17.5 million relate to Virginia Gas and are subject to a Section 382 limitation. The Virginia Gas net operating loss carryforwards expire in 2016 through 2020.  The remainder of the net operating losses expire in 2024. A valuation allowance has been provided with respect to certain of the net operating loss carryforwards, and the increase in the valuation allowance during 2004 relates to the additional capital loss carryforwards generated through the sale of NUI Telecom.  With respect to continuing operations, the company has state net operating losses in various jurisdictions.

The company’s effective income tax rate differs from the statutory Federal income tax rate due to the following (in thousands):
Pre-tax loss from continuing operations	$(77,267)
Federal income taxes computed at Federal statutory tax rate of 35 percent	(27,043)
Increase (reduction) resulting from:
Amortization of investment tax credits	(500)
Federal benefit of state tax provision	(1,320)
Increase in valuation allowance	2,483
Increase in capital loss carryforward	(2,574)
Write-off of goodwill and intangible assets	3,513
Alternative minimum tax credits	(1,586)
Other, net	(1,106)
Total credit for Federal income taxes on continuing operations	(28,133)
Provision for State income taxes on continuing operations	3,772
Total credit for income taxes on continuing operations	$(24,361)

The Internal Revenue Service has completed its examinations of NUI’s Federal income tax returns through fiscal year 2001. The company currently has no other Federal tax returns under examination by the Internal Revenue Service.

13. Retirement and Other Benefits

The company provides both qualified and supplemental (non-qualified) defined benefit retirement plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code and, generally, contributions to qualified plans are tax deductible. Qualified plans typically provide benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in coverage, benefits or contributions.

NUI Retirement Plan. The company has a qualified non-contributory defined benefit retirement plan that covers substantially all of its employees, other than the City Gas union employees, who participate in a union-sponsored multi-employer plan. Pension benefits are based on the number of years of credited service and on final average compensation.

Following the merger with AGL on November 30, 2004, NUI employees continue to participate in the NUI Retirement Plan until January 1, 2006. At that time, the plan will be frozen for non-union employees of NUI who will then become participants in the AGL Retirement Plan.

Supplemental Retirement Plan (SERP). The company has a non-qualified retirement plan for certain key employees. The SERP provides defined pension benefits outside the NUI Retirement Plan to eligible executives, based on number of years of service and final average compensation. Benefits payable under the SERP are reduced by amounts payable under the NUI retirement plans, discussed above. Prior to the November 30, 2004 merger with AGL (see Note 17), the SERP was an unfunded plan. However, as a result of change in control provisions within the SERP, NUI Corporation was required to fund the unfunded benefit obligation at 115 percent, or approximately $8.0 million, on the merger date.

Board of Directors Retirement Plan. The company also had an unfunded non-qualified retirement plan for eligible members of its Board of Directors, including both active and retired members. To be eligible for retirement benefits under the plan, a director must have served as a director for at least ten years, with a minimum of five years of service as a non-employee of the company or its subsidiaries. Eligible plan participants were required to be paid, upon retirement and the attainment of age 65, an annual retirement benefit for life equal to the value of the annual Board retainer in effect at the time of the director’s retirement. In May 2002, the Board of Directors terminated the retirement plan for all non-employee directors who became Board members after that date.

The Board of Directors Retirement Plan also included change in control provisions. Pursuant to the plan, upon a change in control, eligible directors were entitled to receive a lump sum payment equal to the discounted present value of future annual retirement benefits. Upon completion of the merger on November 30, 2004, NUI Corporation paid approximately $2.0 million to eligible members of the Board of Directors.

Postretirement Benefits Other Than Pensions (Postretirement Healthcare Plans). The company provides certain medical and dental (healthcare) benefits to retirees, other than retirees of City Gas, depending on their age, years of service, and start date. The healthcare plans are contributory, and the company accounts for these plans under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (SFAS 106), which, among other things, requires companies to accrue the expected cost of providing other postretirement benefits to employees and their eligible dependents during the years that eligible employees render the necessary service. The company has funded a portion of these future benefits through a Voluntary Employees’ Beneficiary Association. Effective July 1, 2000, the company no longer offers postretirement benefits other than pensions for any new hires. In addition, the company has capped its share of costs at $500 per participant, per month for retirees under age 65, and at $150 per participant, per month for retirees over age 65.

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) was enacted, introducing a prescription drug benefit under Medicare as well as a subsidy to sponsors of retiree healthcare benefit plans. Due to the contribution cap for other postretirement benefits established by the company, a significant portion of the plan population is unaffected by the Act; however, those retirees over age 65 on July 1, 2000 will be affected by the new prescription benefit. In coordinating benefits with Medicare, NUI has decided to be the secondary payer with regard to prescription drugs. As a result of the Act, NUI’s accumulated postretirement benefit obligation as of September 30, 2004 was reduced by approximately $1.7 million, and the company’s postretirement benefit cost will be reduced by approximately $230 thousand annually. The impact on the fourth quarter of fiscal 2004 was a credit to income of $55 thousand.

The measurement of plan assets and obligations for all postretirement benefit plans is based on a measurement date of September 30.

Effective January 1, 2006, retirees of NUI who are eligible for postretirement medical benefits will become participants in the Health and Welfare Plan for Retirees and Inactive Employees of AGL.

Net Periodic Benefit Cost. The components of annual expense of the qualified pension and postretirement healthcare plans were as follows (in thousands):

	Qualified Pension Plan	Postretirement Healthcare Plans
Service cost	$4,851	$332
Interest cost	7,481	1,430
Expected return on plan assets	(8,339)	(183)
Prior service cost amortization	367	(154)
Actuarial loss recognized	2,392	357
Net periodic benefit expense (credit)	$6,752	$1,782

The expense for the SERP and the Board of Directors Retirement Plan (the non-qualified retirement plans) was approximately $0.7 million in fiscal 2004.

The following table provides the weighted average actuarial assumptions used at September 30, 2004 to determine the projected benefit obligation and the net periodic benefit cost:

Projected Benefit Obligation:
Discount rate:
Qualified and non-qualified pension plans	5.75%
Postretirement healthcare plans	5.75%
Rate of compensation increase:
Qualified and non-qualified pension plans	4.0%

Net Periodic Benefit Cost:
Discount rate:
Qualified and non-qualified pension plans	6.0%
Postretirement healthcare plans	6.0%
Expected return on plan assets:
Qualified pension plan	8.5%
Postretirement healthcare plans	2.0%
Rate of compensation increase:
Qualified and non-qualified pension plans	4.0%

The actuarial assumptions used to determine net periodic benefit cost are established at the beginning of the fiscal year, and the assumptions used to determine benefit obligations are established at the end of the fiscal year.

The expected return on plan assets for the qualified pension plan is determined based on the market-related value of plan assets and the expected long-term rate of return on plan assets. The market-related value of assets is equal to the fair value of assets. The expected long-term rate of return on plan assets is based on historical and projected rates of return for current and planned asset classes in the plan investment portfolio. Projected rates of return were developed through an asset/liability study performed in 2003 by a consultant retained by the company. Assumed projected rates of return for each of the plan’s projected asset classes were selected with the advice of the plan’s actuary and asset consultant. The overall expected rate of return for the portfolio was developed based on the target asset allocation for each asset class.

The expected return on plan assets for the postretirement healthcare plans represents the company’s long-term assessment of return expectations and historical experience.

An average increase of 9.0 percent in the cost of postretirement healthcare benefits was assumed for 2004 and is projected to decrease over the next four years to 5.0 percent, and then remain at that level.

A one percentage-point increase in the healthcare trend rate assumption for postretirement benefits would increase the accumulated postretirement benefit obligation by approximately $0.5 million and the aggregate annual service and interest cost by approximately $31 thousand. A one percentage-point decrease in the healthcare trend rate would decrease the accumulated postretirement benefit obligation by approximately $0.5 million and the aggregate annual service and interest cost by approximately $29 thousand.

The company continually evaluates alternative ways to manage these benefit plans and control their costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefit may have a significant effect on the amount of the reported obligation and expense.

Obligations and Funded Status.  The following table presents an analysis of the changes in the 2004 benefit obligation, the plan assets and the funded status for the company’s qualified pension plan and postretirement healthcare plans as of September 30, 2004 (in thousands):

	Qualified Pension Plan	Postretirement Healthcare Plans
Benefit obligation at beginning of year	$123,313	$24,925
Service cost	4,851	331
Interest cost	7,481	1,457
Actuarial loss (gain)	2,108	(625)
Benefits paid	(10,060)	(2,955)
Plan participants’ contributions	---	261
Benefit obligation at end of year	$127,693	$23,394

Fair value of plan assets at beginning of year	$101,571	$9,127
Actual return on plan assets	10,867	93
Employer contributions	1,500	2,694
Plan participants’ contributions	---	261
Benefits paid	(10,060)	(2,955)
Fair value of plan assets at end of year	$103,878	$9,220

For the qualified pension and postretirement healthcare plans, the amounts recognized and unrecognized in the company’s statement of financial position as of September 30, 2004 were as follows (in thousands):

	Qualified Pension Plan	Postretirement Healthcare Plans
Funded status	$(23,815)	$(14,174)
Unrecognized net loss	45,108	8,441
Unrecognized prior service cost (credit)	1,309	(1,321)
Net asset/(liability) recorded in Consolidated Balance Sheet	$22,602	$(7,054)

The accumulated benefit obligation for the qualified pension plan was $101.9 million in 2004.

The SERP and Board of Directors Retirement plans were not funded by the company as of September 30, 2004. Therefore, benefit payments related to these obligations were paid from ongoing operations.

The projected benefit obligation for the non-qualified retirement plans was $7.9 million as of September 30, 2004. There were unrecognized actuarial losses and prior service costs for these plans in the amount of $1.7 million in 2004. As a result, the net liability recognized in the Consolidated Balance Sheet for these plans was $6.2 million at September 30, 2004.

The accumulated benefit obligation for the non-qualified retirement plans was $7.7 million at September 30, 2004. A minimum pension liability adjustment is required when the accumulated benefit obligation exceeds the fair value of plan assets and accrued pension liabilities recognized in the balance sheet. For the SERP, the company has recorded a minimum liability of $1.5 million at September 30, 2004, with an offset to Accumulated Other Comprehensive Income on the Consolidated Balance Sheet.

Plan Assets. The Board of Directors has appointed an NUI Corporation Investment Committee (the Committee), which has responsibility for managing the NUI Retirement Pension Trust in accordance with the Pension Plan Investment Policy (the Policy), the Trust and Plan documents, and applicable laws and regulations. The investment objectives include (a) ensuring that pension liabilities are met over time and (b) maximizing long-term investment return consistent with a reasonable level of risk. Trust assets are targeted to remain above the present value of benefits earned by plan participants as of the calculation date. To achieve these objectives, the plan assets are actively managed by investment managers, whose performance is measured by an independent investment consulting firm.

In developing strategic asset allocation guidelines for the trust, an emphasis is placed on the long-term characteristics of individual asset classes, and the benefits of diversification among multiple asset classes. Consideration is also given to the proper long-term level of risk for the plan, particularly with respect to the long-term nature of the plan’s liability, the current actuarial status of the plan, and the impact of asset allocation on investment results and the corresponding impact on the volatility and magnitude of plan contributions and expense.

An asset/liability study is conducted periodically to determine an appropriate long-term asset allocation policy to achieve investment objectives. The Committee has approved the asset classes allowed for investment and adopted strategic mix targets. The NUI Retirement Plan’s target asset allocation percentages, and the actual asset allocations at September 30, 2004, are as follows:

	Target Allocation	Percentage of Plan Assets
Qualified Pension Plan:
U.S. Equity	55%	51.7%
Non U.S. Equity	15%	17.2%
U.S. Fixed Income	30%	29.1%
Cash and Cash Equivalents	---	2.0%
Total	100%	100.0%

The plan assets of the postretirement healthcare plans are invested in a temporary investment fund, which is invested in a variety of fixed income securities.

Cash Flows. The company funds its qualified pension plan in accordance with the requirements of ERISA. At the present time, the company has no plans to fund the qualified pension or postretirement healthcare plans in fiscal 2005. The company makes contributions to the City Gas union-sponsored plan in accordance with its contractual obligations, which amount to approximately $100 thousand per year.

The following table presents expected benefit payments for the company’s qualified pension plan and postretirement healthcare plans (in thousands):

For the Year Ended September 30,	Qualified Pension Plan	Postretirement Healthcare Plans
2005	$7,204	$2,056
2006	$7,173	$2,057
2007	$7,398	$2,031
2008	$8,030	$1,870
2009	$8,493	$1,815
2010-2014	$58,895	$8,883

Expected benefit payments for 2005 through 2009 for the non-qualified retirement plans are estimated to be $2.4 million, $0.5 million, $0.5 million, $0.5 million, and $0.5 million, respectively, and, for 2010 through 2014, are estimated to total $2.4 million

Employee Stock Purchase Plan (ESPP). Until July of 2004, the company allowed eligible employees to purchase shares of the company’s stock monthly at a price equal to 85 percent of the lower of fair market value on the first and last trading days of the month, up to a maximum of 10 percent of their annual compensation. This employee discount, which amounted to approximately $50 thousand in fiscal 2004, was charged to compensation expense. Effective July 2004, according to the terms of the Merger Agreement between NUI and AGL, employees were no longer permitted to buy company stock through the Employee Stock Purchase Plan.

Savings and Investment Plans (401(k)). The company maintains a voluntary 401(k) savings plan designed to enhance existing retirement programs covering eligible employees. The plan allows eligible employees who participate to make contributions from their annual base pay, a portion of which is matched by contributions by the company. Contributions are invested at the election of the employee in the company’s common stock or in various other investment funds. Employer contributions charged to expense were $1.2 million for the fiscal year ended September 30, 2004.

As a result of the merger between AGL and NUI, contributions to the NUI 401(k) plans have been suspended while AGL seeks approval from the Internal Revenue Service to terminate the NUI 401(k) plans. As of the merger date, all NUI employees who are either participating or are eligible to participate in the NUI 401(k) plans are eligible to participate in the AGL 401(k) plan.

14. Business Segment Information

The company’s operations are organized and managed as three primary segments: Distribution Services, Energy Asset Management, and Retail and Business Services. The Distribution Services segment distributes natural gas in three states through the company’s regulated utility operations, and engages in appliance leasing, repair and maintenance operations. The Energy Asset Management segment reflects the operations of NUI Energy Brokers and all of the VGC subsidiaries. The Retail and Business Services segment reflects the operations of UBS, OAS and NUI Energy. The company also has corporate operations that do not generate any revenues. The company’s management evaluates the performance of its business segments based on Pre-Tax Operating Income (Loss).

The following table provides information concerning the major segments of the company for the fiscal year ended September 30, 2004. All of the company’s operations are in the United States and therefore do not need separate disclosure by geographic region. All amounts are presented in thousands.

	Distribution Services	Energy Asset Management	Retail & Business Services	Non- Segment [1]		Elimi- nations		Total

External Revenues	$570,815	$10,103	$6,703	$	---	$	---	$587,621
Intersegment Revenues	185	743	3,879		---		(4,807)	---
Total Revenues	571,000	10,846	10,582		---		(4,807)	587,621
External Margins	190,909	9,388	3,686		---		---	203,983
Intersegment Margins	---	---	1,439		---		(1,439)	---
Total Margins	190,909	9,388	5,125		---		(1,439)	203,983
Depreciation & Amortization	32,916	2,086	1,358		45		---	36,405
Pre-Tax Operating Income (Loss)	48,136	(25,263)	(695)		(38,289)		---	(16,111)
Other Income (Loss)	4,149	(11,066)	(140)		(789)		---	(7,846)
Loss on extinguishment of debt	1,421	---	---		9,940		---	11,361
Net Interest Charges	22,793	3,870	154		15,132		---	41,949
Pre-Tax Income (Loss) from Continuing Operations	28,071	(40,199)	(989)		(64,150)		---	(77,267)
Identifiable Assets	905,817	99,210	7,456		99,414		---	1,111,897
Capital Expenditures	40,190	953	111		26		---	41,280

[1]
Non-segment pre-tax operating loss is primarily attributable to unallocated NUI corporate bank fees ($14.9 million), outside legal and consulting fees primarily related to the sale of the company, the investigations of NUI Energy Brokers, and the NUI shareholder lawsuit ($17.9 million), and employee severance costs ($2.5 million). Non-segment identifiable assets consist primarily of NUI corporate cash and temporary cash investments ($37.6 million), prepaid interest and associated bank fees related to NUI Corporation’s credit facilities ($29.6 million), non-utility property ($17.0 million) and unallocated prepaid pension asset ($7.6 million).

15.  Commitments and Contingencies

Settlement Agreement with the NJBPU. On March 20, 2003, the NJBPU announced the initiation of a focused audit of NUI Corporation, NUI Utilities, and Elizabethtown Gas. The NJBPU had expressed the belief that recent downgrades of the senior unsecured debt of NUI and NUI Utilities, as well as negative credit rating agency comments, and concerns raised during a recent competitive services audit, substantiated the need for an in-depth review of the financial practices of the company and its subsidiaries. On June 4, 2003, the NJBPU chose The Liberty Consulting Group to perform the audit. The focused audit covered the following areas: corporate governance; strategic planning; financial structure and interaction; accounting and property records; executive compensation and affiliate transactions. An interim audit report was released by the NJBPU on December 17, 2003, and the final audit report was issued on March 1, 2004 and was accepted and released by the NJBPU on March 17, 2004, at the NJBPU’s public agenda meeting. Among other things, the report criticized NUI for: the energy management practices of its NUI Energy Brokers subsidiary on behalf of NUI Utilities, which became the subject of an independent investigation initiated by NUI Corporation’s Board of Directors as well as a separate investigation by the New Jersey Attorney General’s Office (for further information, see Investigations of NUI Energy Brokers below); its financing and cash pooling arrangements; the impact of unprofitable non-utility operations on NUI Utilities; the method used to allocate shared services costs among its business units; and the propriety of rates established in the 2002 Elizabethtown Gas base rate case. NUI filed responsive comments on March 26, 2004 and a settlement was reached with the NJBPU on April 14, 2004. On April 26, 2004, the NJBPU issued a Final Order accepting and adopting the settlement agreement, and in the fourth quarter of 2003, the company recorded a pre-tax charge of $30.0 million to reflect the final settlement of the focused audit. Of this amount, $28.0 million was recorded by NUI Utilities as the amount to be refunded to customers in New Jersey and $2.0 million was recorded by NUI Corporation as a penalty to be paid to the State of New Jersey. In September 2004, NUI Utilities refunded the first installment of $7.0 million, plus accrued interest of approximately $0.9 million, as bill credits to customers. In addition, NUI Corporation made its first penalty payment of $0.4 million, plus interest of approximately $0.1 million, to the State of New Jersey in September 2004. In accordance with a settlement agreement with the NJBPU approving the acquisition of NUI by AGL, AGL has agreed to refund the outstanding $21.0 million to customers and submit the remaining $1.6 million of the penalty to the State of New Jersey within 60 days of the merger closing, which occurred on November 30, 2004. (See Note 17 for further information.)

As a result of a separate NJBPU Order dated December 11, 2003, NUI Utilities dissolved its relationship with NUI Energy Brokers. NUI Utilities has contracted with Cinergy Marketing and Trading, LP (Cinergy) to procure the gas supply requirements necessary to fulfill NUI Utilities’ obligations for the period of April 1, 2004 through March 31, 2005. For further information, see Gas Procurement Contracts below.

NUI Energy Brokers Investigation in Florida. During the course of its PGA audit for 2003, City Gas advised the FPSC that an independent investigation of NUI Energy Brokers, an affiliated company that had procured gas for City Gas, had been performed, which concluded that City Gas had a liability to its ratepayers. The FPSC incorporated its own audit procedures on certain NUI Energy Brokers transactions as part of its annual PGA audit. As a result, the FPSC issued an order in December 2004 requiring the refund of $2.9 million, including interest, to City Gas’ customers. The $2.9 million will be refunded as part of the PGA rate over the course of one year, beginning on January 1, 2005. In fiscal 2003, the company established a pre-tax reserve of $2.6 million; this reserve was increased by $0.3 million in fiscal 2004 to reflect the FPSC’s final order.

Commitments. On April 30, 2001, the company announced an agreement with a subsidiary of Duke Energy to develop a natural gas storage facility in Saltville, Virginia. NUISS and Duke Energy Saltville Gas Storage, LLC (DESGS) have created a limited liability company, SSLLC. In February 2003, after receiving the required regulatory approval, VGC contributed certain storage assets valued at approximately $16.3 million to SSLLC. DESGS has contributed an equal amount (approximately $16.3 million) of capital required to expand the facility for its intended purpose. To the extent SSLLC determines it needs additional funding (which decision can only be made jointly by the company and DESGS), the company and DESGS are obligated to fund the development of SSLLC equally. As of September 30, 2004, the company’s investment in and advances to SSLLC totaled approximately $32.6 million, which amount reflects a $13.2 million investment impairment. (See Note 3 for further discussion.) The company currently estimates its share of funding to SSLLC to be zero in fiscal 2005 and $2.6 million in fiscal 2006. Subsequent years are expected be funded with internally generated cash flows of the joint venture.

In conjunction with the implementation of its hub strategy, NUI Energy Brokers had entered into two twenty-year agreements for the firm transportation and storage of natural gas during fiscal 2003. The firm transportation agreement is with East Tennessee Natural Gas Company (ETNG) for service on its Patriot expansion project, and the firm storage agreement is with SSLLC. Upon completion of the ETNG pipeline in November 2003, NUI Energy Brokers became obligated to pay annual demand charges to both ETNG and SSLLC aggregating approximately $5.0 million over the lives of the agreements. Since the company discontinued its trading operations, it is not utilizing either the transportation or storage service in its operations, and the company is currently evaluating how to obtain the maximum benefit from its rights under these agreements. In September 2004, the company entered into a Natural Gas Contract Management Agreement with Sequent Energy Management, L.P. (Sequent), a wholly owned subsidiary of AGL, under which Sequent is managing these two contracts and acting as the company’s agent for posting ETNG and Saltville capacity for release on the respective bulletin boards.

On July 22, 2004, NUI Utilities and Penn-Jersey Pipeline Company (Penn-Jersey) entered into an Asset Purchase Agreement (APA), pursuant to which NUI Utilities will purchase, among other things, the pipeline facilities of Penn-Jersey, subject to the satisfaction of certain conditions contained in the APA. The purchase price is $315,000 plus the depreciated cost of any necessary capital expenditures made by Penn-Jersey subsequent to January 31, 2003. Penn-Jersey is a small interstate natural gas pipeline that delivers natural gas from an interconnection with Columbia Gas Transmission Corp. in Pennsylvania to NUI Utilities’ distribution system in New Jersey.

Guarantees. The company had guarantees of approximately $60.3 million to 11 counterparties as of September 30, 2004, in support of NUI Energy Brokers’ trading activities. These guarantees were necessary to facilitate trading with a broad group of potential counterparties, although typically NUI Energy Brokers used only a fraction of the issued guarantees at any given time. Further, since NUI Energy Brokers has netting agreements in place with most of its counterparties, the guarantees would apply only to net balances owed to its respective counterparties with which it has such agreements. Due to the wind down of NUI Energy Brokers’ trading operations, as of September 30, 2004, there were no purchases covered by outstanding guarantees. As such, the company is allowing its counterparty guarantees to expire on their termination date, and, for those with no termination date, is in the process of canceling those agreements.

Environmental Matters.

Elizabethtown Gas. In New Jersey, Elizabethtown Gas is currently conducting remedial activities with oversight from the New Jersey Department of Environmental Protection. Although the actual total cost of future environmental investigation and remediation efforts cannot be estimated with precision, the range of reasonably probable costs is from $31 million to $116 million. No value within this range is better than any other value, so we recorded a liability of $31 million as of September 30, 2004.

Elizabethtown Gas’ prudently incurred remediation costs for the New Jersey properties have been authorized by the NJBPU to be recoverable in rates through its Remediation Adjustment Clause. As a result, Elizabethtown Gas has recorded a regulatory asset of approximately $35 million, inclusive of interest, as of September 30, 2004, reflecting the future recovery of both incurred costs and future remediation liabilities in the state of New Jersey. Elizabethtown Gas has also been successful in recovering a portion of remediation costs incurred in New Jersey from its insurance carriers and continues to pursue additional recovery. The variation between the amount of the liability recorded on the Consolidated Balance Sheet as of September 30, 2004 and the amount of the associated regulatory asset arises from the fact that expenditures for environmental investigation and remediation thus far have exceeded recoveries from ratepayers and insurance carriers.

Other. We own one former NUI site located outside the state of New Jersey. This site, Elizabeth City, North Carolina, is subject to an order by the North Carolina Department of Energy and Natural Resources. There is one other site in North Carolina where investigation and remediation is probable, although no regulatory order exists and we do not believe costs associated with this site can be reasonably estimated. There are as many as six other sites for which NUI had some association, although no basis for liability has been asserted. We do not have precise estimates for the cost of investigating and remediating these sites, although preliminary estimates for the cost of investigating and remediating these sites ranges from $4 million to $16 million. As of September 30, 2004, we have recorded a liability of $4 million related to the non-New Jersey sites.

With respect to these costs, we currently pursue or intend to pursue recovery from ratepayers, former owners and operators, and/or insurance carriers. Although we have been successful in recovering a portion of these remediation costs from our insurance carriers, we are not able to express a belief as to the success of additional recovery efforts. We are working with the regulatory agencies to prudently manage our remediation costs so as to mitigate the impact of such costs on both ratepayers and shareholders.

Gas Procurement Contracts. Certain of the company's long-term contracts for the supply, storage and delivery of natural gas include fixed charges that amount to approximately $48.6 million for the next twelve-month period (this amount includes the company’s obligations under two twenty-year agreements to pay annual demand charges for the firm transportation and storage of natural gas, discussed above). The company currently recovers, and expects to continue to recover, the majority of such fixed charges through its purchased gas adjustment clauses. The company also is committed to purchase from a single supplier, at market-related prices, minimum quantities of gas that, in the aggregate, are approximately 2.1 billion cubic feet per year. In the event that the company does not purchase the minimum quantity in a given year, the company has until the next contract year to make up the difference or risk reduction in the contracted daily delivery quantity. The company expects that minimum demand on its systems for the duration of these contracts will continue to exceed these minimum purchase obligations.

As mentioned above, NUI Utilities has entered into an agreement with Cinergy to manage its interstate pipeline assets for the period of April 1, 2004 through March 31, 2005. Pursuant to this agreement, Cinergy serves as NUI Utilities’ asset manager and provides NUI Utilities with a full requirements gas supply service, enabling NUI Utilities to meet its public utility obligations to supply gas to customers in New Jersey, Florida and Maryland. The gas supply is provided at market-based prices.

NUI Utilities has assigned to Cinergy or, in the case of non-assignable assets, granted Cinergy agency authority to control, NUI Utilities’ gas supply and deliverability assets, and Cinergy pays NUI Utilities a fixed amount for the right to act as NUI Utilities’ asset manager for the twelve months ended March 31, 2005. Prior to December 2004, NUI Utilities’ obligations under the Cinergy agreement, including all commodity and demand charges, were secured by a prepayment obligation due to the company’s poor credit rating, which senior unsecured rating stood at B1 by Moody’s since April 2004, and BB by S&P since November 2003. However, almost immediately following NUI’s merger with AGL on November 30, 2004, Moody’s and S&P upgraded NUI Utilities’ senior unsecured credit rating to Baa1 and A-, respectively, with a negative rating outlook. As a result, pursuant to the agreement with Cinergy, the parties re-negotiated the agreement payment terms based on the improved credit rating of NUI Utilities, and AGL has provided a payment guarantee to Cinergy in lieu of NUI Utilities’ prepayment obligation.

In addition, for the 2004 to 2005 heating season, NUI Utilities has entered into two contracts for winter peaking services, with Virginia Power Energy Marketing, Inc. and Conectiv Energy Supply, Inc. The agreements provide Elizabethtown Gas with incremental deliverability and supply to be used for 15 days during the period of November 1, 2004 through March 31, 2005.

Legal Matters.

Securities Litigation.

Between October 28, 2002 and December 20, 2002, five substantially similar civil actions were commenced in the United States District Court for the District of New Jersey, in which the plaintiffs allege that the company and its former president and chief executive officer violated federal securities laws by issuing false statements and failing to disclose information regarding the company’s financial condition and current and future financial prospects in its earnings statements, press releases, and in statements to analysts and others. By orders dated December 19, 2002, January 22, 2003, and February 3, 2003, the five actions were consolidated into one action captioned In re NUI Securities Litigation, Consolidated Civil Action No. 02-5220 (MLC). The five consolidated lawsuits include: (1) an action captioned Jack Klebanow, on behalf of himself and all others similarly situated v. NUI Corporation and John Kean, Jr., filed in the United States District Court for the District of New Jersey on October 28, 2002; (2) an action captioned Gisela Friedman, on behalf of herself and all others similarly situated v. NUI Corporation and John Kean, Jr., filed in the United States District Court for the District of New Jersey on October 31, 2002; (3) an action captioned Thomas Davis, on behalf of himself and all others similarly situated v. NUI Corporation and John Kean, Jr., filed in the United States District Court for the District of New Jersey on November 6, 2002; (4) an action captioned Marvin E. Russell, on behalf of himself and all others similarly situated v. NUI Corporation and John Kean, Jr., filed in the United States District Court for the District of New Jersey on December 10, 2002; and (5) an action captioned Phyllis Waltzer, on behalf of herself and all others similarly situated v. NUI Corporation and John Kean, Jr., filed in the United States District Court for the District of New Jersey on December 20, 2002. By order dated February 3, 2003, a Lead Plaintiff, Lead Counsel and Liaison Counsel were appointed in the consolidated action. By stipulation of the parties, an Amended Consolidated Class Action Complaint was filed on May 7, 2003, and subsequently plaintiffs were granted leave to file a Second Amended Consolidated Complaint, which was filed on July 17, 2003. The Second Amended Complaint, brought on behalf of a putative class of purchasers of NUI’s common stock between November 8, 2001 and October 17, 2002, asserts claims under Section 10(b), including Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act against the company, and two former senior executives. Specifically, the Second Amended Complaint alleges that the defendants (i) failed to disclose material facts that would impair the company’s current and future earnings, including (a) the allegedly accurate amount and explanation of the company’s bad debts, (b) a purportedly illegal practice by the company in “re-terminating” intrastate calls, (c) alleged accounting improprieties in connection with purportedly unearned revenue, and (d) allegedly inaccurate earnings per share information, and (ii) inflated the company’s earnings materially by (a) allegedly making misleading statements concerning, and failing to properly record, bad debt costs, (b) allegedly attributing the company’s rising costs to incorrect and immaterial factors, and (c) purportedly pursuing illegal telecommunications billing practices. The Second Amended Complaint seeks unspecified monetary damages on behalf of the class, including costs and attorneys fees. On October 14, 2003, defendants moved to dismiss the Second Amended Complaint under, inter alia, the Private Securities Litigation Reform Act. The motion was heard on March 15, 2004. By decision and order dated April 23, 2004, the district court granted in part and denied in part defendants’ motion to dismiss. The district court dismissed the Section 10(b) claims against the individual defendants and dismissed all claims against the company concerning the alleged “reterminating” scheme. The district court denied the motion to dismiss with respect to certain allegations that the company made misleading misstatements concerning the accurate level of bad debt and earnings and denied the motion to dismiss the Section 20(a) claims against the individual defendants. On May 10, 2004, the defendants filed an Answer, denying any allegations of wrongdoing and asserting affirmative defenses. On September 24, 2004, Plaintiff moved to certify the action as a class action. By order dated October 18, 2004, the Court certified a class under Rule 23(b)(3) of the Federal Rules of Civil Procedure consisting of all persons who purchased securities of the company during the period from November 8, 2001 through October 17, 2002, excluding defendants, all officers and directors of the company or its subsidiaries, members of the individual defendants’ immediate families, any entity in which any defendant has a controlling interest, and the legal representatives, heirs, successors, or assigns of such excluded persons. Discovery is in the initial stages. Although the company intends to vigorously defend these lawsuits, it is not possible at this time to determine a likely outcome.

Joseph Pietrangelo, on behalf of himself and a class of persons similarly situated v. NUI Corporation, John Kean, John Kean Jr., Mark Abramovic, James R. Van Horn, Thomas W. Williams, Charles N. Garber, James J. Forese, Dr. Vera King Farris, J. Russell Hawkins, Bernard S. Lee, R. V. Whisnand, and John Winthrop.

On or about July 8, 2004, a complaint for breach of fiduciary duty under the Employee Retirement Income Security Act (ERISA) was filed in the United States District Court for the District of New Jersey, in which Plaintiff alleges that the company and twelve current or former officers and/or directors breached alleged fiduciary duties owed to the employee participants of the NUI Corporation Savings and Investment Plan for Collective Bargaining Employees and the NUI Corporation Savings and Investment Plan for other company employees (collectively, the Plans). Specifically, Plaintiff alleges that defendants failed to disclose, and made false and misleading statements concerning, the true level of the company’s bad debt, the true level of the company’s earnings per share, the accurate status and contribution of the company’s energy trading business and other allegedly material operating and accounting issues, all of which allegedly caused the company’s stock to trade at artificially inflated prices. As a result, Plaintiff alleges, defendants breached various fiduciary duties owed to participants of the Plans under ERISA, and engaged in a prohibited transaction under Section 404 of ERISA, by purportedly: (i) selecting and maintaining a stock fund consisting of company shares (the NUI Stock Fund) as an investment alternative in the Plans when it allegedly was no longer suitable and prudent, (ii) encouraging employees to invest in the NUI Stock Fund, (iii) continuing to invest in, and failing to divest the Plans from, the NUI Stock Fund when it allegedly became an imprudent investment, (iv) abdicating a purported duty to review, evaluate and monitor the suitability of the Plans’ investment in the NUI Stock Fund and (v) failing to provide accurate, material information to the Plans’ participants concerning the NUI Stock Fund. Plaintiff purports to bring a putative class action on behalf of all participants or beneficiaries of the Plans from November 11, 2001 through and including September 26, 2003. By stipulation and order, dated October 27, 2004, the time for the company to answer, move or respond to the Complaint was extended to November 12, 2004. On November 12, 2004, defendants moved to dismiss the complaint. On January 21, 2005, Plaintiff filed opposition papers to the motion. The company's reply papers are due on February 17, 2005. Although the company intends to vigorously defend the lawsuit, it is not possible at this time to determine a likely outcome.

Green Meadows Partners, LLP on behalf of itself and all others similarly situated v. Robert P. Kenney, Bernard S. Lee, Craig G. Mathews, Dr. Vera King Farris, James J. Forese, J. Russell Hawkins, R. Van Whisand, John Kean, NUI Corporation and AGL Resources Inc.

On or about September 2, 2004, a shareholder class action complaint (the Complaint) was filed in a civil action captioned Green Meadows Partners, LLP on behalf of itself and all others similarly situated v. Robert P. Kenney, Bernard S. Lee, Craig G. Mathews, Dr. Vera King Farris, James J. Forese, J. Russell Hawkins, R. Van Whisand, John Kean, NUI Corporation and AGL filed in the Superior Court of the State of New Jersey, County of Somerset, Law Division. The company first became aware of the Complaint when it was formally served on September 9, 2004. The Complaint, brought on behalf of a putative class of the stockholders of the company, names as defendants all of the directors of the company (the Individual Defendants), the company and AGL. The Complaint alleges that purported financial incentives in the form of alleged change of control payments and indemnification rights created a conflict of interest on the part of certain of the Individual Defendants in evaluating a possible sale of the company. The Complaint further alleges that the Individual Defendants, aided and abetted by AGL, breached fiduciary duties owed to Plaintiff and the putative class by (i) deciding to merge the company with AGL without purportedly making the requisite effort to obtain the best share price, (ii) agreeing to an allegedly unfair and inadequate cash sale price of $13.70 per share, (iii) entering into a merger agreement with AGL that provided for a $7.5 million break-up fee, and (iv) failing to disclose allegedly material information in the preliminary proxy statement filed on August 13, 2004, including, among other things, (a) the precise amount of consideration received by each director in connection with the sale of the company, (b) purported strategic alternatives considered by the company and its financial advisors, (c) additional alleged details of the sale process, and (d) prior relationships, if any, between the company, AGL and/or its financial advisors. The Complaint demands judgment (i) determining that the action is properly maintainable as a class action, (ii) declaring that the Individual Defendants breached fiduciary duties owed to Plaintiff and the putative class, aided and abetted by AGL, (iii) enjoining the sale of the company, or if consummated, rescinding the sale, (iv) eliminating the $7.5 million break-up fee agreed to with AGL, (v) awarding Plaintiff and the putative class compensatory and/or rescissory damages, (vi) awarding interest, attorney’s fees, expert fees and other costs, and (vii) granting such other relief as the Court may find just and proper. By motion dated September 16, 2004, Plaintiff moved for a temporary restraining order and expedited discovery (the TRO Motion). On September 23, 2004, the company moved to transfer the action from the Law Division to the Chancery Division. By letter dated September 25, 2004, the Court denied Plaintiff’s request to hear the TRO Motion on an expedited basis. On September 30, 2004, the company opposed Plaintiff’s TRO Motion and cross-moved to dismiss the Complaint (the Motion to Dismiss). On or about September 29, 2004, Plaintiff moved by Order to Show Cause application for expedited discovery and a briefing schedule for a preliminary injunction. By letter dated October 1, 2004, the Court denied Plaintiff’s Order to Show Cause. By stipulation dated October 4, 2004, Plaintiff withdrew its TRO Motion. On October 8, 2004, Plaintiff filed and served papers in opposition to the company's motion to dismiss the Complaint. On October 21, 2004, the company's shareholders voted overwhelmingly to approve the merger. By Order dated October 22, 2004, the Court granted the company's motion to transfer the action from the Law Division to the Chancery Division.

Although the company believes the action is without merit, the company also believed that litigation could have delayed and created uncertainty as to the company’s ability to consummate the merger, and that such delay and uncertainty was not in the best interests of the company and its shareholders. Accordingly, representatives of AGL entered into discussions with counsel for the plaintiff with respect to a possible settlement of this action. Prior to NUI shareholder vote on the merger, the parties executed a Memorandum of Understanding dated October 11, 2004 embodying their agreement in principle to settle this litigation, and subsequently, the parties executed a Stipulation of Settlement pursuant to which the company agreed to provide NUI shareholders with additional information relating to (i) the various strategic alternatives considered by NUI’s board of directors and the special committee of the board of directors at their respective meetings in September 2003, (ii) the amounts payable to individual current directors upon consummation of the merger, (iii) the amounts paid and payable to the company’s financial advisors in connection with the sale of the company, and (iv) prior relationships between AGL and the company’s financial advisors. This additional information was mailed to shareholders on or about October 12, 2004 and also was filed by the company with the SEC as an additional definitive proxy material under Schedule 14A.

In addition, as part of the settlement, the company will consent to a settlement class that consists of persons holding shares of NUI common stock at any time from July 15, 2004 until the date on which the merger is consummated, and AGL will pay attorney’s fees and costs to Plaintiff’s counsel in the amount of $285,000, with payment of such fees subject to final court approval of the settlement and such fees and costs, and consummation of the merger. The company agreed to this settlement without conceding any of Plaintiff’s claims and while maintaining that the claims are without merit. On December 22, 2004, the Superior Court for Somerset County granted preliminary approval to the class action settlement. The final hearing on the settlement is scheduled to take place in March 2005.

Flint Energy Construction Co., Inc. v. Virginia Gas Pipeline Company.

Flint Energy, which served as general contractor for Virginia Gas Pipeline Company (VGPC) on the extension of its P-25 pipeline, sued VGPC for collection of monies that it billed VGPC for the work. VGPC counter-sued Flint for breach of contract. Flint originally billed VGPC for approximately $2.2 million, which represented the disputed amount. On September 29, 2004, the jury found in favor of Flint in the amount of $1.3 million, without pre-judgment interest, and in favor of VGPC on its counterclaims in the amount of $700,000 with pre-judgment interest. The net due Flint was $468,608, which was paid on October 22, 2004.

Specific Cruise Systems, Inc. and Frigette, Inc. d/b/a SCS/Frigette, Inc. v. TIC Enterprises, LLC, Nortel Networks, Inc. and Sherry Hutto Walton.

Plaintiffs, Specific Cruise Systems, Inc. and Frigette, Inc. d/b/a SCS/Frigette, Inc., filed a Petition in Texas state court against TIC, one of TIC's former employees, Sherry Walton, and Nortel Networks, Inc. on November 5, 2002 for alleged damages relating to lost profits and replacement services arising out of their claims for breach of contract, fraudulent inducement, and breach of warranty, as well as for an offset/credit in connection with the sale by TIC of telephone equipment. TIC denies that it made such representations and is relying upon the contracts entered into between the parties. TIC seeks payment for the balance due relating to the sale in the amount of $83,331.00. If the provisions of the contract are not enforceable, the plaintiffs may be entitled to lost profits resulting from the alleged delay in the installation of the system and the alleged interference with their business resulting from defects in the system. If the contract is deemed enforceable, a provision in the contract providing a limitation on liability may preclude recovery by plaintiff on certain issues. On July 2, 2004, plaintiffs filed an Amended Petition that adds a claim for conspiracy to fraudulently induce and seeks exemplary damages in connection with the fraud claim. Also on July 2, 2004, plaintiffs filed Amended Responses to Defendant Nortel Network’s Request for Disclosure that includes damage estimates ranging from approximately $2.12 million to $2.32 million (of which approximately $1.46 million to $1.66 million is for lost profits) plus exemplary damages.

On June 11, 2003, TIC filed a Motion to Compel Arbitration; however no decision has been rendered on the motion. A mediation was held in 2003 and settlement discussions ensued. A settlement meeting was conducted on October 15, 2004 in an effort to reach a global settlement among all the parties. At that meeting, TIC offered to pay the plaintiffs $225,000 and waive any right to recover the balance due from the plaintiffs for the phone system. TIC’s offer was accepted as part of a global settlement among the parties on October 25, 2004. Although a Second Amended Order Setting Schedule was signed on August 4, 2004 that set trial for February 28, 2005, on October 15, 2004, in anticipation of settlement, the parties agreed to suspend all discovery and other pre-trial activities. The Settlement Agreement and Mutual Releases were finalized and executed by all parties on November 29, 2004. A Joint Motion for Dismissal was filed with the Court and the Presiding Judge subsequently entered an Order of Dismissal with Prejudice on December 21, 2004.

United States Postal Service Investigation and Claims.

TIC entered into a contract with the United States Postal Service (USPS) relating to TIC’s promotion of certain USPS products. In January 2003, TIC filed with the USPS contracting officer a claim for “breakaway fees” that were provided for in the contract. In the near future, TIC intends to file its remaining claims against USPS for unpaid commissions and accounts and lost profits. The USPS Office of the Inspector General has been conducting an investigation of TIC, and it appears that the Inspector General’s investigation relates to allegedly false claims submitted by TIC to USPS for the payment of commissions under the contract, which could result in civil and criminal liability for TIC. TIC has been fully cooperating with the Inspector General’s investigation and has provided documents, data, and technical assistance to the Inspector General. Although the investigation has been opened for more than a year, the Inspector General has not produced any evidence showing any civil or criminal wrongdoing by TIC, and counsel for TIC has advised that no evidence of false claims by TIC has surfaced. To date, USPS has only mentioned false claims for amounts totaling less than $800,000, plus fines and penalties, but the company believes TIC has since shown USPS that such false claims have absolutely no merit. No claims by the USPS against TIC have been filed to date. The company cannot determine at this time the likelihood of an unfavorable outcome or the potential range of damages.

Other.

Investigations of NUI Energy Brokers. On November 19, 2003, the company announced that in connection with the focused audit of NUI Corporation, NUI Utilities and Elizabethtown Gas initiated by the NJBPU, certain questionable transactions within NUI Energy Brokers were identified. In connection with this matter, since November 2003, the company, NUI Energy Brokers and Elizabethtown Gas have been the subjects of subpoenas issued by the New Jersey State Grand Jury. The Grand Jury was seeking diverse operational, structural, financial and personnel records relative to such entities together with documentation relating to the purchase and sale of gas on behalf of either NUI Energy Brokers or Elizabethtown Gas for the period of October 1, 1998 through the end of 2003. Documents in the latter category were also requested by the NJBPU.

On June 30, 2004, NUI Energy Brokers entered into a plea agreement (the Plea Agreement) with the New Jersey Attorney General’s Office (NJAG) relating to these questionable transactions at NUI Energy Brokers. Pursuant to the Plea Agreement, NUI Energy Brokers paid a $500,000 fine, of which $200,000 was paid in fiscal 2004 and $300,000 was paid in December 2004. On June 30, 2004, the company entered into a letter agreement with the NJAG, pursuant to which the company has agreed to develop, fund and operate certain community service programs. The Plea Agreement and letter agreement concluded the investigation by the NJAG of NUI and its subsidiaries with respect to these matters.

In November 2003, the SEC advised the company that it was conducting an informal inquiry with respect to the investigation of NUI Energy Brokers by the NJAG. On March 1, 2004, the SEC requested the company to voluntarily produce certain documents in furtherance of its informal inquiry. NUI is fully cooperating with the SEC. At this point, the company cannot predict whether or not the SEC will initiate a formal investigation into this matter.

The company is involved in various other claims and litigation incidental to its business. In the opinion of management, none of these other claims and litigation will have a material adverse effect on the company's results of operations or its financial condition.

16.  Related Party Transactions

The company is party to a lease agreement with Liberty Hall Joint Venture for the occupancy of a 200,000 square foot office building in Union, New Jersey. The Joint Venture participants are Cali Liberty Hall Associates (a New Jersey general partnership) and Enjay Realty, LLC (Enjay). John Kean, a retired member of the Board of Directors of NUI and NUI Utilities, is the majority owner of Enjay. All negotiations relative to the lease were conducted between the company and Cali Liberty Hall Associates. In accordance with the lease, the annual base rent was approximately $3.2 million for the fiscal year ended September 30, 2004. The lease provides for annual base rents of approximately $3.2 million in 2005, $3.4 million from 2006 through 2010, $3.6 million from 2011 through 2015, $3.9 million from 2016 through 2020, and $4.2 million from 2021 through 2022.

The company was party to a consulting agreement with John Kean, who retired as Chief Executive Officer of the company effective April 1, 1995. The agreement expired on March 31, 2004. Under the agreement, Mr. Kean provided consulting services to the company for up to 110 hours each calendar month. The agreement required Mr. Kean to devote sufficient time and effort to perform such duties as may be assigned by the company or the Board of Directors from time to time. In consideration of the services rendered under the agreement, the company provided Mr. Kean with an annual fee of $280,000, office space, clerical support and expense reimbursement. Other than amounts paid under the agreement, Mr. Kean did not receive any compensation for serving on the Board or Committees of the Board of the company, its divisions or subsidiaries.

In addition, the company is party to two gas transportation agreements with National Fuel Gas Supply Corporation (NFGSC). The agreements are under rate Schedule FT dated October 27, 1995 and rate Schedule EFT dated August 1, 1993. As of September 30, 2004, Bernard S. Lee was a director of the company and of NFGSC. In fiscal year 2004, the company paid $1.5 million to NFGSC under these agreements.

17.  Subsequent Events

On November 30, 2004, AGL merged with NUI Corporation, whereby NUI Corporation became a wholly owned subsidiary of AGL. Pursuant to the Merger Agreement, AGL acquired all the outstanding shares of NUI for $13.70 per share in cash, or approximately $218 million, and the assumption of NUI’s outstanding debt at closing. At closing, NUI had $700 million in debt and approximately $105 million of cash on its Consolidated Balance Sheet, bringing the net value of the merger to approximately $813 million.

Upon the change of control of NUI, certain contractual and regulatory requirements were triggered.

With respect to short-term debt, upon completion of the merger and in accordance with the various credit agreements of NUI and NUI Utilities, the $500 million outstanding under these credit agreements was repaid on November 30, 2004 by AGL. These credit agreements consisted of: NUI’s $255 million senior unsecured credit facility and $20 million bridge facility; and NUI Utilities’ $50 million revolving credit facility, $50 million term loan facility, $50 million delayed draw term loan facility and $75 million senior secured bridge facility. These short-term credit agreements were terminated concurrent with their repayment by AGL.

With respect to the SERP and the NUI Board of Directors Retirement Plan, upon completion of the merger, NUI made funding and benefit payments as required by these plans. See Note 13, Retirement and Other Benefits, for details on these payments.

In its order approving the merger, the NJBPU approved:

•
An accelerated payment of the $21 million in customer refunds outstanding from the $28 million in refunds ordered by the NJBPU and the related $1.6 million in penalties to the state of New Jersey (see Note 15),

•	A base rate freeze for Elizabethtown Gas for a five-year period, with customers participating in any over-earnings in the fourth and fifth years,
•	A severance enhancement of approximately $9 million for New Jersey-based employees, and
•	A three-year asset-management agreement between Elizabethtown Gas and Sequent, a wholly owned subsidiary of AGL, commencing on April 1, 2005, after the current contract with Cinergy expires.

In anticipation of the company being sold, the company created an incentive plan designed to retain key personnel through the acquisition date. No liability was recorded as of September 30, 2004 since the payment of retention costs was dependent upon the successful sale of the company. These retention amounts were payable to NUI employees at certain dates within sixty days following the closing date of the sale (pursuant to individual employment agreements). In addition, NUI established a discretionary severance plan for non-bargaining employees, and certain officers and directors have change in control agreements with NUI. The amount of severance that is payable upon the occurrence of certain events is defined within these agreements. Generally, severance and change in control payments are expensed when the employee is given notice of his/her termination date.

On December 13, 2004, NUI filed with the SEC on Form 15-12b a Certification and Notice of Termination of Registration under the Securities Exchange Act of 1934 (the Act). As a result, NUI’s duty to file reports under the Act is suspended.

18.  Unaudited Quarterly Financial Data

The quarterly financial data presented below reflects the seasonal nature of the company’s utility operations, which normally results in higher earnings during the heating season, primarily in the first two fiscal quarters. The company’s fourth quarter results reflect impairment charges related to the storage assets of VGSC ($11.0 million); the company’s investment in SSLLC ($13.2 million); goodwill ($8.1 million) and intangible assets ($2.0 million). See Notes 2 and 3 for a detailed discussion of these impairment charges. Dollars are shown in thousands, except per share amounts.

	2004 Fiscal Quarters
	First	Second	Third	Fourth	Total

Operating revenues	$166,503	$243,356	$98,944	$78,818	$587,621
Operating income (loss)	5,989	15,804	(6,103)	(31,801)	(16,111)
Income (loss) from continuing operations	(7,398)	4,097	(11,549)	(38,056)	(52,906)
Income (loss) from discontinued operations, net of tax	(764)	(300)	(1,212)	25	(2,251)
Net income (loss)	$(8,162)	$3,797	$(12,761)	$(38,031)	$(55,157)
Basic and diluted net income (loss) from continuing operations per share	$(0.46)	$0.26	$(0.72)	$(2.38)	$(3.31)
Basic and diluted net income (loss) per share	$(0.51)	$0.24	$(0.80)	$(2.38)	$(3.45)

Quarterly net income (loss) from continuing operations per share does not total to the annual amount in the Consolidated Statement of Operations due to rounding and to changes in the average common shares outstand